    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 1999
                                                      REGISTRATION NO. 333-87527
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                  TO FORM S-1
                                       ON
                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ---------------------

                          RHYTHMS NETCONNECTIONS INC.

             (Exact name of Registrant as Specified in Its Charter)

                       DELAWARE                                              33-0747515
           (State or Other Jurisdiction of                                (I.R.S. Employer
            Incorporation or Organization)                              Identification No.)

                            ------------------------

              6933 SOUTH REVERE PARKWAY, ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                           --------------------------

                                CATHERINE HAPKA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          RHYTHMS NETCONNECTIONS INC.
                           6933 SOUTH REVERE PARKWAY
                           ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                           --------------------------

                                   COPIES TO:

                               MARTIN C. NICHOLS
                                ROBERT H. CUTLER
                        BROBECK, PHLEGER & HARRISON LLP
                        550 WEST "C" STREET, SUITE 1200
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 234-1966

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME-TO-TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 740,111 SHARES

                                     [LOGO]

                          RHYTHMS NETCONNECTIONS INC.

                                  COMMON STOCK

                               ------------------

    This prospectus relates to the public offering of 740,111 shares of our common stock by some of our stockholders. This offering is not being underwritten. The prices at which our stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders will receive all of the proceeds from the sale of the shares offered by this prospectus.

    Our common stock is traded on the Nasdaq National Market under the symbol "RTHM." On November 4, 1999, the average of the high and low prices for the common stock was $30.50 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 8, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
The Offering................................................      4
Risk Factors................................................      5
Forward-Looking Statements..................................     19
Use of Proceeds.............................................     19
Business....................................................     20
Recent Developments.........................................     40
Information Incorporated by Reference.......................     42
Dilution....................................................     43
Selling Stockholders........................................     44
Plan of Distribution........................................     45
Legal Matters...............................................     46
Experts.....................................................     46
Where You Can Find More Information.........................     47

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF THEY GIVE YOU SUCH INFORMATION OR MAKE SUCH REPRESENTATIONS, YOU MUST NOT RELY UPON THEM AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THESE REGISTERED SECURITIES. IT IS ALSO NOT AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT WE HAVE HAD NO CHANGE IN OUR BUSINESS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANYTIME AFTER THE DATE OF THIS PROSPECTUS.

    We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information. We do not represent that any such information is accurate.

    We own applications for federal registration and claim rights in the following trademarks: ACI-TM-; ACCELERATED CONNECTIONS-TM-; APPLINET-TM-; CHOICE ROUTE-TM-; DSL... CAN YOU HANDLE THE SPEED?-TM-; HOME.RHYTHMS-TM-; LOOP.RHYTHMS-TM-; NET.RHYTHMS-TM-; NETRHYTHMS-TM-; RHYTHM WORKS-TM-; RHYTHMS-TM-; RHYTHMS COGNITIVE NETWORK-TM-; RHYTHMS.NET-TM-; RHYTHMS NETCONNECTIONS-TM-; RHYTHMS NETSELECT-TM-; RHYTHMS NETWORKNOW-TM-; RHYTHMS PBXPRESS-TM-; RHYTHMS TOOLBAR-TM-; RHYTHMS TOTAL ACCESS SOLUTIONS-TM-; RHYTHMS U.S. LAN-TM-; RING.RHYTHMS-TM- and WORK.RHYTHMS-TM- and

[LOGO]
    -TM-. We have filed an application for federal registration and claim rights in the trademark RHYTHMS LINK.

    This prospectus also refers to trade names and trademarks of other companies.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME OF THE SIGNIFICANT ASPECTS OF OUR BUSINESS AND THIS OFFERING, BUT YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES IN THE DOCUMENTS WHICH WE INCORPORATE BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. WHEN WE REFER TO OUR COMPANY IN THIS PROSPECTUS, WE REFER TO US AND OUR SUBSIDIARIES, AS A COMBINED ENTITY, EXCEPT WHERE WE INDICATE OTHERWISE. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."

    We are a leading service provider of high-speed local access networking solutions using DSL technology to businesses. We have designed our network to give our customers a high-speed "always on" local connection to the Internet and to private local and wide area networks. We offer a variety of DSL technologies that deliver data transfer rates ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, our network provides transfer speeds faster than frame relay and T-1 circuits, and is approximately 125 times the speed of the fastest dial-up modem and over 55 times the speed of integrated services digital network (ISDN) lines. Through our packet-based network, multiple users on a single connection are able to simultaneously access the Internet and private networks. Beyond high-speed access, we also offer a growing suite of features and applications that we can individually configure to each user's needs. We believe our network solutions will increase remote office and worker productivity and reduce the complexity of communications for businesses.

    Since our inception in February 1997, we have made substantial progress in implementing a scalable nationwide network. We began offering commercial services in our first market in April 1998, and as of September 30, 1999, we offer service in a total of 27 markets in 21 states. We intend to continue our network rollout into an additional 6 markets in 1999 and a further 17 markets by the end of 2000. Upon completion of this network expansion, we anticipate providing services in 50 of the nation's largest metropolitan areas, which we believe contain 60% of the nation's local area networks. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell, and U S WEST, and we are currently pursuing interconnection arrangements with 4 other incumbent carriers. As of September 30, 1999, we provide service or have installed equipment in over 850 incumbent carrier central offices. We have obtained competitive carrier authority or have been permitted to operate as a competitive carrier in 34 states. We intend to continue to investigate expansion of our network both in the United States and internationally.

    In March 1999, we entered into separate strategic arrangements with MCI WorldCom, Inc. and Microsoft Corporation. As part of our strategic arrangements, MCI WorldCom's investment fund and Microsoft each invested $30 million in us. The MCI WorldCom arrangement also designates us as the first choice in its alternative carrier access provisioning system for DSL services in certain circumstances, and provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services in certain circumstances. MCI WorldCom will also work with us to develop voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco Systems, Inc. and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In our Microsoft arrangement, we will jointly develop and distribute with Microsoft a co-branded DSL version of the Microsoft Network (MSN) service focused on our small business customers and on our customers' teleworkers.

    In April 1999, we entered into a customer relationship with Qwest Communications Corporation, in connection with which Qwest's wholly owned subsidiary, U.S. Telesource, Inc., invested $15 million in us. Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years.

    We also market our services through our direct sales force and through our partnerships with recognized leaders in the networking industry, including Microsoft and Cisco. Under our strategic partnership with Cisco, Cisco agreed to jointly market and sell our networking solutions to its customer base and will engage in joint development projects with us. As of September 30, 1999 we had approximately 6,700 lines in service. Our business customers include QUALCOMM Incorporated, Cisco, Silicon Graphics, Inc., Wind River Systems and Broadcom Corporation. Our service provider customers include Ingram Micro, Intermedia Communications Inc., Savvis Communications Corporation, Verio Inc. and Williams Communications, Inc.

    In April 1999, we completed an initial public offering of our common stock, raising net proceeds of approximately $210.1 million. On April 23, 1999, we completed the sale and issue of senior notes, raising net proceeds of approximately $314.5 million, of which approximately $113.2 million was used to purchase a portfolio of U.S. government securities to secure the payment of the first six scheduled interest payments on the notes. We also completed a secondary public offering of our common stock in September 1999, raising net proceeds of $16.4 million.

    Our senior management team has extensive experience in developing next-generation networking businesses. Our Chairman and Chief Executive Officer, Catherine Hapka, was previously the founder, President and Chief Operating Officer of !NTERPRISE Networking Services, U S WEST's data networking business. Steve Stringer, our President and Chief Operating Officer, was previously the Global Chief Operating Officer of GE Capital IT Solutions. Scott Chandler, our Chief Financial Officer, was previously President and Chief Executive Officer of C-COR Electronics, Inc., a manufacturer of broadband telecommunications equipment. Our sponsors, which include Microsoft, MCI WorldCom's investment fund, a subsidiary of Qwest, Kleiner Perkins Caufield & Byers, Enterprise Partners, Brentwood Venture Capital, the Sprout Group and a subsidiary of Enron Corp., have to date invested approximately $105.3 million in us.

MARKET OPPORTUNITY

    We believe that a substantial market opportunity exists as a result of the convergence of six factors:

    - the growing demand for high-speed access to the Internet and corporate networks;

    - the inherent limitations of dial-up modems as a connection to data networks;

    - the need for large companies to improve the productivity of their remote offices and workers;

    - the need for small and medium businesses to have an integrated communication solution for their networking requirements;

    - the increasing adoption of DSL and widespread use of packet-based networks; and

    - the 1996 Telecommunications Act.

    These factors create a dual market opportunity: new carriers can create efficient high-speed data, voice and video networks using existing infrastructure, and business customers can better address their local and wide area networking needs through a single carrier.

THE RHYTHMS SOLUTIONS

    We believe our network solutions effectively address many of the unmet communications needs of today's businesses by offering an appealing combination of quality, performance, price and service. Our network consists of:

    - HIGH-SPEED, "ALWAYS ON" LOCAL CONNECTIONS. Using DSL technology over standard telephone lines, our network is capable of delivering data at speeds ranging from 128 Kbps to 7.1 Mbps.

    - METROPOLITAN AND WIDE AREA OVERLAY NETWORK. We have designed our network architecture so that we can effectively and efficiently manage data traffic within and among metropolitan areas in which we offer our services. We manage the network and monitor service levels on a nationwide basis from our Network Operations Center in Denver.

    - PRODUCTIVITY ENHANCING FEATURES AND APPLICATIONS. We offer a growing suite of network-enabled features and applications that extend the functionality of corporate communications and networking resources to remote offices and workers. We also offer high performance Internet access solutions to remote offices and workers as well as small and medium businesses in conjunction with our Internet Service Provider customers.

    - SERVICE FLEXIBILITY. We have designed our network so that, over a single DSL connection, we are able to customize the features and applications for each individual user and local area network user.

    - TURNKEY SOLUTION. We offer turnkey network solutions for our customers by providing each customer with a single point of contact for all of our services, including network implementation, maintenance and billing.

BUSINESS STRATEGY

    Our goal is to become the leading national service provider of high performance networking solutions for remote offices and workers. We intend to implement the following strategies to achieve our goal:

    - exploit our early market entrance by deploying our network rapidly and building strong relationships with businesses and service provider customers;

    - focus on businesses that demand high performance networking solutions;

    - use our network as a platform for productivity-enhancing features and applications that we and third parties develop;

    - continue to establish strong distribution channels to reach large, medium and small businesses; and

    - provide superior service and customer care.

    Our principal executive offices is located at 6933 South Revere Parkway, Englewood, Colorado 80112, and our telephone number is (303) 476-4200 or
(800) RHYTHMS.

                                  THE OFFERING

Common stock offered by the selling
  stockholders...............................  740,111 shares

Common stock to be outstanding after this
  offering...................................  77,569,463

Use of proceeds..............................  We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Dividend policy..............................  We currently intend to retain any future earnings to fund the development of our business. Therefore, we
                                               do not currently anticipate paying cash dividends.

Nasdaq National Market symbol................  RTHM

    The shares of our common stock which may be offered by the selling stockholders under this prospectus represent shares issuable to the selling stockholders upon their "net exercise" of warrants that were issued in connection with our 1998 senior discount notes.

    The shares of our common stock to be outstanding after this offering include 740,111 shares of common stock issuable upon a "net exercise" of outstanding warrants that were issued in connection with our 1998 senior discount notes which are to be sold in this offering by the selling stockholders, and exclude:

    - 5,768,333 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 1999, with a weighted average exercise price of $22.05, all of which are exercisable and 111,993 of which are vested;

    - 2,233,996 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average price of $7.20 per share; and

    - 488,890 shares of treasury stock.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY.

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE A SHORT OPERATING HISTORY

    We formed our company in February 1997, and we have a short operating history for you to review in evaluating our business. We have limited historical financial and operating data upon which you can evaluate our business and prospects. We entered into our first interconnection agreement with an incumbent carrier in July 1997 and began to offer commercial services in our first market in April 1998. We have limited commercial operations and have recognized limited revenues since our inception. In addition, our senior management team and our other employees have worked together at our company for only a short period of time.

BECAUSE OUR MARKET IS NEW AND EVOLVING, WE CANNOT PREDICT ITS FUTURE GROWTH OR
  ULTIMATE SIZE, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY

    The market for packet-based high-speed digital communication services using telephone lines is in the early stages of development. Since this market is new and evolving and because our current and future competitors are likely to introduce competing services, we cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of high-speed digital communication services are testing products from various suppliers for various applications, and suppliers have not broadly adopted an industry standard. Certain critical issues concerning commercial use of DSL for Internet and local area network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services. If the markets for our services fail to develop, grow more slowly than anticipated or become saturated with competitors, these events could materially and adversely affect our business, prospects, operating results and financial condition.

    Our success will depend on the development of this new and rapidly evolving market and our ability to compete effectively in this market. To address these risks, we must, among other things:

    - rapidly expand the geographic coverage of our network services;

    - raise additional capital;

    - enter into interconnection agreements and working arrangements with additional incumbent carriers, substantially all of which we expect to be our competitors;

    - deploy an effective network infrastructure;

    - attract and retain customers;

    - successfully develop relationships and activities with our partners and distributors, including MCI WorldCom, Microsoft, Qwest and Cisco;

    - continue to attract, retain and motivate qualified personnel;

    - accurately assess potential markets and effectively respond to competitive developments;

    - continue to develop and integrate our operational support system and other back office systems;

    - obtain any required governmental authorizations;

    - comply with evolving governmental regulatory requirements;

    - increase awareness of our services;

    - continue to upgrade our technologies; and

    - effectively manage our expanding operations.

    We may not be successful in addressing these and other risks, and our failure to address risks would materially and adversely affect our business, prospects, operating results and financial condition.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN

    We have not validated our business model and strategy in the market. We believe that the combination of our unproven business model and the highly competitive and fast changing market in which we compete makes it impossible to predict the extent to which our network service will achieve market acceptance and our overall success. To be successful, we must develop and market network services that are widely accepted by businesses at profitable prices. We may never be able to deploy our network as planned, achieve significant market acceptance, favorable operating results or profitability or generate sufficient cash flow to repay our debt. Of the approximately 6,700 lines that are in service, we installed approximately 80% to only five customers. None of our large business customers has rolled out our services broadly to its employees, and we cannot be certain when or if these rollouts will occur. We will not receive significant revenue from our large customers unless these rollouts occur. Any continued or ongoing failure for any reason of large business customers to roll out our services, failure to validate our business model in the market, including failure to build out our network, achieve widespread market acceptance or sustain desired pricing would materially and adversely affect our business, prospects, operating results and financial condition.

WE EXPECT OUR LOSSES TO CONTINUE

    We have incurred losses and experienced negative operating cash flow for each month since our formation. As of June 30, 1999, we had an accumulated deficit of approximately $105.5 million. We intend to rapidly and substantially increase our expenditures and operating expenses in an effort to expand our network services. We expect to have annual interest and amortization expense relating to our 1998 senior discount notes and 1999 senior notes of approximately $52.2 million in 1999 and increasing to $81.0 million in 2003. In addition, we may incur more debt in the future. Furthermore, as a result of recent business relationships arising from preferred stock and warrant issuances and of previous stock option grants, we anticipate that there will be significant charges to earnings in future periods. We estimate that these charges will total approximately $6.2 million per year over each of the next several years. As a result of these factors, we expect to incur substantial operating and net losses and negative operating cash flow for the foreseeable future. We will need to obtain additional financing to pay our expenses and to make payments on our debt. We cannot give you any assurance about whether or when we will have sufficient revenues to satisfy our funding requirements or pay our debt service obligations.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE
  SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS

    Our annual and quarterly operating results are likely to fluctuate significantly in the future due to numerous factors, many of which are outside of our control. These factors include:

    - the rate of customer acquisition and turnover;

    - the prices our customers are willing to pay;

    - the amount and timing of expenditures relating to the expansion of our services and infrastructure;

    - the timing and availability of incumbent carrier central office collocation facilities and transport facilities;

    - the success of our relationships with our partners and distributors, including MCI WorldCom, Microsoft, Qwest and Cisco;

    - our ability to deploy our network on a timely basis;

    - introduction of new services or technologies by our competitors;

    - price competition;

    - the ability of our equipment and service suppliers to meet our needs;

    - regulatory developments, including interpretations of the 1996 Telecommunications Act;

    - technical difficulties or network downtime;

    - the success of our strategic alliances; and

    - the condition of the telecommunication and network service industries and general economic conditions.

    Because of these factors, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. In that event, any trading price of our common stock would likely decline.

IF SALES FORECASTED FOR A PARTICULAR PERIOD ARE NOT REALIZED IN THAT PERIOD DUE
  TO THE LENGTHY SALES CYCLE OF OUR SERVICES, OUR OPERATING RESULTS FOR THAT PERIOD WILL BE HARMED

    The sales cycle of our network services can be very lengthy, particularly for large businesses. The sales cycle for large businesses typically involves:

    - a significant technical evaluation;

    - an initial trial rollout to a relatively small number of end users;

    - a commitment of capital and other resources by the customer;

    - delays associated with the customer's internal procedures to approve large capital expenditures;

    - time required to engineer the deployment of our services;

    - coordination of the activation of multiple access lines with incumbent carriers; and

    - testing and acceptance of our services.

    For these and other reasons, our sales cycle for large businesses lasts at least six months. During this lengthy sales cycle, we will incur significant expenses in advance of the receipt of revenues. If sales that we forecast for a particular period do not occur because of our lengthy sales cycle, this event could materially and adversely affect our business, prospects, operating results and financial condition during that period.

WE DEPEND ON INCUMBENT CARRIERS FOR COLLOCATION AND TRANSMISSION FACILITIES

    We must use copper telephone lines controlled by the incumbent carriers to provide DSL connections to customers. We also depend on the incumbent carriers for collocation and for a substantial portion of the transmission facilities we use to connect our equipment in incumbent carrier central offices to our Metro Service Centers. In addition, we depend on the incumbent carriers to test and maintain the quality of the copper lines that we use. We have not established a history of obtaining access to collocation and transmission facilities from incumbent carriers in large volumes. In many cases, we may be unable to obtain access to collocation and transmission facilities from the incumbent carriers, or to gain access at acceptable rates, terms and conditions, including timeliness. We have experienced, and expect to experience in the future, lengthy periods between our request for and the actual provision of the collocation space and telephone lines. An inability to obtain adequate and timely access to collocation space or transmission facilities on acceptable terms and conditions from incumbent carriers could have a material and adverse effect on our business, prospects, operating results and financial condition.

    Because we compete with incumbent carriers in our markets, they may be reluctant to cooperate with us. The incumbent carriers may experience, or claim to experience, a shortage of collocation space or transmission capacity. If this occurs, we may not have alternate means of connecting our DSL equipment with the copper lines or connecting our equipment in central offices to Metro Service Centers. We have experienced rejections of some of our collocation applications on the grounds that no space is available. We may receive additional rejections in the future. The number of other competitive local exchange carriers that request collocation space will also affect the availability of collocation space and transmission capacity. If we are unable to obtain physical collocation space or transmission capacity from our targeted incumbent carriers, we may face delays, additional costs or an inability to provide services in certain locations. In many cases where our application for physical collocation is rejected, we expect to have the option of adjacent location--where we install our equipment in a building that is very close to the incumbent carrier central office--or virtual collocation--where the incumbent carrier manages and operates our equipment. While we have used adjacent and virtual collocation in our network, those alternatives reduce our control over our equipment, and therefore may reduce the level of quality and service we provide to our customers. We are currently in an arbitration proceeding with SBC Communications Inc. concerning the availability of DSL-enabled copper lines, as well as other operational issues. Delays in obtaining access to collocation space and telephone lines or the rejection of our applications for collocation could result in delays in, and increased expenses associated with, the rollout of our services, which in turn could have a material and adverse effect on our business, prospects, operating results and financial condition.

WE ARE UNABLE TO CONTROL THE TERMS AND CONDITIONS UNDER WHICH WE GAIN ACCESS TO
  INCUMBENT CARRIER COLLOCATION AND TRANSMISSION FACILITIES

    We cannot control the terms under which we collocate our equipment, connect to copper lines or gain the use of an incumbent carrier's transmission facilities. State tariffs, state public utility commissions, the Federal Communications Commission and interconnection agreements with the incumbent carriers determine the price, terms and conditions under which collocation space is made available, and they make these administrative determinations in ongoing hearings. Interconnection agreements and state public utility commissions also determine the terms and conditions of access to copper lines and other components of an incumbent carrier's network. We may be unable to negotiate or enter into interconnection agreements on acceptable terms or at all. In addition, we cannot be sure that incumbent carriers will abide by their obligations under those agreements. Delays in obtaining interconnection agreements would delay our entry into certain markets. In addition, disputes may arise between us and the incumbent carriers with respect to interconnection agreements, and we may be unable to resolve disputes in our favor. If we are unable to enter into, or experience a delay in obtaining, interconnection agreements, this inability or delay could adversely affect our business, prospects, operating results and financial condition. Further, the interconnection agreements are generally short term, and we may be unable to renew the interconnection agreements on acceptable terms or at all. The state commissions, the Federal Communications Commission and the courts oversee, in varying degrees, interconnection arrangements as well as the terms and conditions under which we gain access to incumbent carrier copper lines and transmission facilities. These government entities may modify the terms or prices of our interconnection agreements and our access to incumbent carrier copper lines and transmission facilities in ways that would be adverse to our business. The Federal Communications Commission and state regulatory commissions establish the rates for DSL-capable copper lines as well as other rates, terms and conditions of our dealings with the incumbent carriers in ongoing public hearings. Participation in these hearings will involve significant management time and expense. Incumbent carriers may from time to time propose new rates, and the outcomes of hearings and rulings could have a material and adverse effect on our business, prospects, operating results and financial condition.

WE DEPEND ON THIRD PARTIES, PARTICULARLY MCI WORLDCOM, MICROSOFT, QWEST AND
  CISCO, FOR THE MARKETING AND SALES OF OUR NETWORK SERVICES

    We will rely significantly on indirect sales channels for the marketing and sales of our network services. We will seek to establish relationships with numerous service providers, including Internet Service Providers, interexchange carriers, other competitive carriers and value-added resellers, to gain access to customers. Our agreements to date with service providers are non-exclusive, and we anticipate that future agreements will also be on a non-exclusive basis, allowing service providers to resell services offered by our competitors. These agreements are generally short term, and can be cancelled by the service provider without significant financial consequence. We cannot control how these service providers perform and cannot be certain that their performance will be satisfactory to us or our customers. Many of these companies also compete with us. If the number of customers we obtain through indirect sales channels is significantly lower than our forecast for any reason, or if the service providers with which we have contracted are unsuccessful in competing in their own intensely competitive markets, these events would have a material and adverse effect on our business, prospects, operating results and financial condition.

    We expect to rely particularly on the sales and marketing efforts of our strategic partners, including MCI WorldCom, Microsoft, Qwest and Cisco. While our agreements with MCI WorldCom and Qwest call for them to sell an aggregate of 200,000 DSL lines, the agreements also enable MCI WorldCom and Qwest to terminate their respective agreements under certain circumstances and to receive offsets and credits under other circumstances. Therefore, MCI WorldCom and Qwest might sell significantly fewer than 200,000 DSL lines, or we might receive significantly lower revenues than we otherwise would.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO
  COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES

    We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. We expect significant competition from incumbent carriers, traditional and new long distance carriers, cable modem service providers, Internet Service Providers, wireless and satellite data service providers and other competitive carriers. Incumbent carriers have existing metropolitan area networks and circuit-switched local access networks. In addition, most incumbent carriers are establishing their own Internet Service Provider businesses and are in some stage of market trials and retail sales of DSL-based access services. Some incumbent carriers have announced that they intend to aggressively market these services to their residential customers at attractive prices. We believe that incumbent carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. In addition, we may experience substantial customer turnover in the future. Many providers of telecommunications and networking services experience high rates of customer turnover.

    Many of the leading traditional long distance carriers, including AT&T Corporation, MCI WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end networking services. The newer long distance carriers, including Williams, Level 3 Communications, Inc. and Qwest, are building and managing high bandwidth, nationwide packet networks and partnering with Internet Service Providers to offer services directly to the public. Cable modem service providers, like @Home Networks, are offering or preparing to offer high-speed Internet access over hybrid fiber networks to consumers, and @Work has positioned itself to do the same for businesses. Several new companies are emerging as wireless, including satellite-based, data service providers. Internet Service Providers, including some with significant and even nationwide presences, provide Internet access to residential and business customers, generally over the incumbent carriers' circuit switched networks, although some have begun offering DSL-based access. Certain competitive carriers, including Covad Communications Group, Inc. and NorthPoint Communications, Inc., have begun offering DSL-based access services, and, like us, have attracted strategic equity investors, marketing allies and product development partners. Others are likely to do the same in the future. In addition, regional Internet Service Providers and competitive carriers, including HarvardNet, Inc., Network Access Solutions Corp. and DSL.net, Inc. have begun offering DSL-based access services that compete with the services we offer. As a result of increasing competition for our services, we are experiencing substantial price competition, particularly with respect to sales generated through our indirect sales channels.

    Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Some of the technologies used by these competitors for local access connections include integrated services digital network (ISDN), DSL, wireless data and cable modems. Some of the competitive factors in our markets include transmission speed, reliability of service, breadth of service availability, price performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. We believe that we compare unfavorably with many of our competitors with regard to, among other things, brand recognition, existing relationships with end users, available pricing discounts, central office access, capital availability and exclusive contracts. Substantially all of our competitors and potential competitors have substantially greater resources than us. We may not be able to compete effectively in our target markets. Our failure to compete effectively would have a material and adverse effect on our business, prospects, operating results and financial condition. For more details about our competitors, please see "Business--Competition."

OUR NETWORK SERVICES MAY NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE BECAUSE OUR
  PRICES ARE OFTEN HIGHER THAN THOSE CHARGED FOR COMPETING SERVICES

    Our prices are in some cases higher than those that our competitors charge for some of their services. Prices for digital communications services have fallen historically, and we expect prices in the industry in general, and for the services we offer now and plan to offer in the future, to continue to fall. We may be required to reduce prices periodically to respond to competition and to generate increased sales volume. Our prices may not permit our network services to gain a desirable level of commercial acceptance, and we may be unable to sustain any current or future pricing levels. Due to these factors, we cannot accurately forecast our revenues or the rate at which we will add new customers.

WE WILL NEED SIGNIFICANT ADDITIONAL FUNDS, WHICH WE MAY NOT BE ABLE TO OBTAIN

    The expansion and development of our business will require significant additional capital. We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures and working capital requirements necessary for us to provide service in our targeted markets. We believe that our current capital resources will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, through approximately June 2001. We will not have completed our network rollout by this date and will need additional capital, whether or not our estimate on how long current capital resources will last is accurate. In addition, our actual funding requirements may differ materially if our assumptions underlying this estimate turn out to be incorrect. Therefore, you should consider our estimate in light of the following facts:

    - we have no meaningful history of operations or revenues;

    - our estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, if we are unable to generate revenues in the amount and within the time frame we expect or if we have unexpected cost increases; and

    - we face many challenges and risks, including those discussed elsewhere in "Risk Factors."

    We may be unable to obtain any future equity or debt financing on acceptable terms or at all. Recently the financial markets have experienced extreme price fluctuations. A market downturn or general market uncertainty may adversely affect our ability to secure additional financing. The indentures that govern the 1998 senior discount notes and the 1999 senior notes restrict our ability to obtain additional debt financing. Any future borrowing instruments, such as credit facilities and lease agreements, are likely to contain similar or more restrictive covenants and could require us to pledge assets as security for the borrowings. If we are unable to obtain additional capital or are required to obtain it on terms less satisfactory than what we desire, we will need to delay deployment of our network services or take other actions that could adversely affect our business, prospects, operating results and financial condition. If we are unable to generate sufficient cash flow or obtain funds necessary to meet required payments of our debt, then we will be in default on our debt instruments. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs.

OUR SERVICES ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR
  FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS

    A significant portion of the services that we offer through our subsidiaries is subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore have an adverse impact on our business, prospects, operating results and financial condition. In addition, we may expend significant financial and managerial resources to participate in rule-setting proceedings at either the federal or state level, without achieving a favorable result. The Federal Communications Commission prescribes rules applicable to interstate communications, including rules implementing the 1996 Telecommunications Act, a responsibility it shares with the state regulatory commissions. In particular, we believe that incumbent carriers will work aggressively to modify or restrict the operation of many provisions of the 1996 Telecommunications Act. We expect incumbent carriers will pursue litigation in courts, institute administrative proceedings with the Federal Communications Commission and other regulatory agencies and lobby the United States Congress, all in an effort to affect laws and regulations in a manner favorable to the incumbent carriers and against the interest of competitive carriers such as us. If the incumbent carriers succeed in any of their efforts, if these laws and regulations change or if the administrative implementation of laws develops in an adverse manner, these events could have a material and adverse effect on our business, prospects, operating results and financial condition. For more details about our regulatory situation, please see "Business--Government Regulation."

OUR FAILURE TO MANAGE GROWTH COULD ADVERSELY AFFECT US

    We have rapidly and significantly expanded our operations. We anticipate further significant expansion of our operations in an effort to achieve our network rollout and deployment objectives. Our expansion to date has strained our management, financial controls, operations systems, personnel and other resources. Any future rapid expansion would increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with their expectations. As a result, rapid growth of our business would make it difficult to implement successfully our strategy to provide superior customer service. To manage any growth of our operations, we must:

    - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

    - hire, train and manage additional qualified personnel;

    - expand and upgrade our core technologies; and

    - effectively manage multiple relationships with our customers, suppliers and other third parties.

    We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could adversely affect the expansion of our customer base and service offerings. Any failure to successfully address these issues could materially and adversely affect our business, prospects, operating results and financial condition.

OUR SUBSTANTIAL DEBT CREATES FINANCIAL AND OPERATING RISK

    We are highly leveraged, and we intend to seek additional debt funding in the future. As of June 30, 1999, we had approximately $494.3 million of outstanding debt, and our debt made up 66.8% of our capitalization. We are not generating any meaningful revenue to fund our operations or to repay our debt. Our substantial leverage poses the risks that:

    - we may be unable to repay our debt due to one or more events discussed in "Risk Factors;"

    - we may be unable to obtain additional financing;

    - we must dedicate a substantial portion of our cash flow from operations to servicing our debt once our debt requires us to make cash interest payments, and any remaining cash flow may not be adequate to fund our planned operations; and

    - we may be more vulnerable during economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGE, AND
  NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE

    The telecommunications industry is subject to rapid and significant technological changes, such as continuing developments in DSL technology and alternative technologies for providing high-speed data communications. We cannot predict the effect of technological changes on our business. We will rely in part on third parties, including certain of our competitors and potential competitors, for the development of and access to communications and networking technology. We expect that new products and technologies applicable to our market will emerge. New products and technologies may be superior and/or render obsolete the products and technologies that we currently use. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and evolving industry standards. We may be unable to obtain access to new technology on acceptable terms or at all, and we may be unable to adapt to new technologies and offer services in a competitive manner. Our joint development projects with Cisco and MCI WorldCom and our strategic arrangement with Microsoft may not produce useful technologies or services for us. Further, new technologies and products may not be compatible with our technologies and business plan. We believe that the telecommunications industry must set standards to allow for the compatibility of various products and technologies. However, the industry may not set standards on a timely basis or at all. In addition, many of the products and technologies that we intend to use in our network services are relatively new and unproven and may be unreliable.

WE MAY BE UNABLE TO EFFECTIVELY EXPAND OUR NETWORK SERVICES AND PROVIDE HIGH
  PERFORMANCE TO A SUBSTANTIAL NUMBER OF END USERS

    Due to the limited deployment of our network services, we cannot guarantee that our network will be able to connect and manage a substantial number of end users at high transmission speeds. We may be unable to scale our network to service a substantial number of end users while achieving high performance. Further, our network may be unable to achieve and maintain competitive digital transmission speeds. While digital transmission speeds of up to 7.1 Mbps are possible on certain portions of our network, that speed is not available over a majority of our network. Actual transmission speeds on our network will depend on a variety of factors and many of these factors are beyond our control, including the type of DSL technology deployed, the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors. As a result, we may not be able to achieve and maintain digital transmission speeds that are attractive in the market.

OUR SERVICES MAY SUFFER BECAUSE THE TELEPHONE LINES WE REQUIRE MAY BE
  UNAVAILABLE OR IN POOR CONDITION

    Our ability to provide DSL-based services to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of the incumbent carriers. We believe that the current condition of telephone lines in many cases will be inadequate to permit us to fully implement our network services. In addition, the incumbent carriers may not maintain the telephone lines in a condition that will allow us to implement our network effectively. The telephone lines may not be of sufficient quality or the incumbent carriers may claim they are not of sufficient quality to allow us to fully implement or operate our network services. Further, some customers use technologies other than copper lines to provide telephone services, and DSL might not be available to these customers.

OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL AND ON THE
  PERFORMANCE OF THOSE PERSONNEL

    Our success depends on the performance of our officers and key employees, especially our Chief Executive Officer. Members of our senior management team have worked together for only a short period of time. We do not have "key person" life insurance policies on any of our employees nor do we have employment agreements for fixed terms with any of our employees. Any of our employees, including any member of our senior management team, may terminate his or her employment with us at any time. Given our early stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. Moreover, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. We face intense competition for qualified personnel, particularly in software development, network engineering and product management.

WE DEPEND ON THIRD PARTIES FOR EQUIPMENT, INSTALLATION AND PROVISION OF FIELD
  SERVICE

    We currently plan to purchase all of our equipment from many vendors and outsource the majority of the installation and field service of our networks to third parties. Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. If any of our suppliers reduces or interrupts its supply, or if any significant installer or field service provider interrupts its service to us, this reduction or interruption could disrupt our business. Although multiple manufacturers currently produce or are developing equipment that will meet our current and anticipated requirements, our suppliers may be unable to manufacture and deliver the amount of equipment we order, or the available supply may be insufficient to meet our demand. Currently, almost all of the DSL modem and DSL multiplexing equipment we use for a single connection over a copper line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services. If our suppliers or licensors enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with the suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and the technology we license.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR
  INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS

    Our operations depend on our ability to avoid damages from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. A natural disaster or other unanticipated problem at our owned or leased facilities could interrupt our services. Additionally, if an incumbent carrier, competitive carrier or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

    Despite the implementation of security measures, our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and Internet Service Providers have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and also might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users.

INTERFERENCE OR CLAIMS OF INTERFERENCE COULD DELAY OUR ROLLOUT OR HARM OUR
  SERVICES

    All transport technologies deployed on copper telephone lines have the potential to interfere with, or to be interfered with by, other transport technologies on the copper telephone lines. We believe that our DSL technologies, like other transport technologies, do not interfere with existing voice services. We believe that a workable plan that takes into account all technologies could be implemented in a scalable way across all incumbent carriers using existing plant engineering principles. There are several initiatives underway to establish national standards and principles for the deployment of DSL technologies. We believe that our technologies can be deployed consistently with these evolving standards. Nevertheless, incumbent carriers may claim that the potential for interference permits them to restrict or delay our deployment of DSL services. Interference could degrade the performance of our services or make us unable to provide service on selected lines. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers. Moreover, incumbent carriers may make claims regarding interference or unilaterally take action to resolve interference issues to the detriment of our services. State or federal regulators could also institute responsive actions. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and customer satisfaction and retention.

WE DEPEND ON THIRD PARTIES FOR FIBER OPTIC TRANSPORT FACILITIES

    We depend on the availability of fiber optic transmission facilities from third parties to connect our equipment within and between metropolitan areas. These third party fiber optic carriers include long distance carriers, incumbent carriers and other competitive carriers. Many of these entities are, or may become, our competitors. This approach includes a number of risks. For instance, we may be unable to negotiate and renew favorable supply agreements. Further, we depend on the timeliness of these companies to process our orders for customers who seek to use our services. We have in the past experienced supply problems with certain of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future. Moreover, the fiber optic transport providers whose networks we lease may be unable to obtain or maintain permits and rights-of-way necessary to develop and operate existing and future networks.

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICES MAY
  INCREASE OUR PAYMENT OBLIGATIONS

    Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services. The division of our services between interstate and intrastate services is a matter of interpretation, and in the future the Federal Communications Commission or relevant state commission authorities may contest this division. A change in the characterization of the jurisdiction of our services could cause our payment obligations to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR
  PROPRIETARY RIGHTS, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS

    We rely on a combination of licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We have applied for trademarks and servicemarks on certain terms and symbols that we believe are important for our business. We currently have no patents or patent applications pending. The steps we have taken may be inadequate to protect our technology or other intellectual property. Moreover, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we rely upon to conduct our business. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements with employees, consultants and others. However, these agreements may be breached or terminated, and we may not have adequate remedies for any breach. In addition, our competitors may otherwise learn or discover our trade secrets. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims.

RISKS ASSOCIATED WITH POTENTIAL GENERAL ECONOMIC DOWNTURN

    In the last few years the general health of the economy, particularly the economy of California where we have conducted a significant portion of our operations to date, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of California declines from recent historically high levels, or to the extent individuals or companies fear a decline is imminent, these individuals and companies may reduce expenditures such as those for our services. Any decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Any delays would have a material and adverse effect on our business, prospects, operating results and financial condition.

WE MAY BE UNABLE TO SATISFY, OR MAY BE ADVERSELY CONSTRAINED BY, THE COVENANTS
  IN OUR EXISTING DEBT SECURITIES

    The indentures governing our 1998 senior discount notes and 1999 senior notes impose significant restrictions on how we can conduct our business. For example, the restrictions prohibit or limit our ability to incur additional debt, make dividend payments and engage in certain business activities. The restrictions may materially and adversely affect our ability to finance future operations or capital needs or conduct additional business activities. Any future senior debt that we may incur will likely impose additional restrictions on us. If we fail to comply with any existing or future restrictions, we could default under the terms of the applicable debt and be unable to meet our debt obligations. If we default, the holders of the applicable debt could demand that we repay the debt, including interest, immediately. We may be unable to make the required payments or raise sufficient funds from alternative sources to make the payments. Even if additional financing is available in the event that we default, it may not be on acceptable terms.

OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF OUR
  COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY

    Following this offering, our executive officers and directors and principal stockholders together will beneficially own 75.4% of the total voting power of our company. Accordingly, these stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD
  NEGATIVELY IMPACT OUR BUSINESS

    Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." We have formulated and, to a large extent, effected a plan to address our Year 2000 issues.

    Our Year 2000 plan applies to two areas: internal business systems and compliance by external customers and providers. We have completed our Year 2000 compliance testing for all of our internal systems and believe that they are Year 2000 compliant. Because we are a young company, we believe we have been able to build our business systems with the Year 2000 issue in mind. Therefore, there have been few Year 2000 changes required to our existing systems and applications. We have substantially completed a compliance check of our external customers and providers, except for the incumbent carriers. Based on responses from these third parties, other than the incumbent carriers, we have no information or data to suggest that they will not experience Year 2000 problems that would materially and adversely affect our business. We have not been able to conduct a compliance check of incumbent carriers nor assess the incumbent carriers' Year 2000 compliance. To the extent that one or more incumbent carriers or other third parties experience Year 2000 problems, our network and services could be adversely affected. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, prospects, operating results and financial condition. We have not fully determined the risks associated with the reasonably worst-case scenario and have not formulated a contingency plan to address Year 2000 issues. We do not expect to have a specific contingency plan in place in the future.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT
  TO SUBSTANTIAL REGULATION WHICH WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS ACCORDING TO OUR BUSINESS PLAN

    As a result of our previous financings, we have substantial cash, cash equivalents and short-term investments. We plan to continue investing the excess proceeds of these financings in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

    We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act. If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, operating results and financial condition.

WE EXPECT OUR STOCK PRICE TO BE VOLATILE

    The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to many factors, including the following:

    - our historical and anticipated quarterly and annual operating results;

    - announcements of new products or services by us or our competitors or new competing technologies;

    - the addition or loss of business or service provider customers;

    - variations between our actual results and analyst and investor expectations;

    - investor perceptions of our company and comparable public companies;

    - conditions or trends in the telecommunications industry, including regulatory developments;

    - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - future equity or debt offerings or our announcements of such offerings;
      and

    - general market and economic conditions.

    In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS

    We have not paid any dividends, and we do not intend to pay cash dividends in the foreseeable future. Our current financing documents contain provisions which restrict our ability to pay dividends.

ANTI-TAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR STOCKHOLDERS

    Our Board of Directors has adopted a stockholder rights plan. Our stockholder rights plan would cause substantial dilution to any person or group that attempts to acquire our company on terms not approved in advance by our Board of Directors. In addition, some of the provisions that may be included in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition at a premium price. These provisions include:

    - authorizing the issuance of "blank check" preferred stock;

    - providing for a classified Board of Directors with staggered, three-year terms;

    - eliminating the ability of stockholders to call a special meeting of stockholders;

    - limiting the removal of directors by the stockholders to removal for cause; and

    - requiring a super-majority stockholder vote to effect certain amendments.

    In addition, certain provisions of the Delaware General Corporation Law and our stockholder rights plan may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them. Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between us and any holder of more than 15% and less than 85% of our common stock.

    The indentures governing our 1998 senior discount notes and 1999 senior notes require us to offer to repurchase all such notes for 101% of their principal amount or accreted value, as the case may be, plus any accrued interest and liquidated damages, within 30 days after a change of control. For more details about these indentures, please see "Description of Certain Indebtedness." We might not have sufficient funds available at the time of any change of control to make any required payment, as well as any payment that may be required pursuant to any other outstanding indebtedness at the time, including our indebtedness to equipment financing lenders. These covenants may also deter third parties from entering into a change of control transaction with us. Furthermore, following the occurrence of certain change-of-control events, we must offer to repurchase for cash all of the outstanding warrants issued in connection with the senior discount notes.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for the common stock. The number of shares of common stock available for sale in the public market is limited by lock-up agreements that were entered into in connection with our secondary offering in August 1999. Under such lock-up agreements, the holders of approximately 76.1% of our outstanding shares of common stock agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after August 11, 1999. However, Merrill Lynch and Salomon Smith Barney may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

    Assuming an offering price of $30.63 per share, which was the closing price of our common stock on November 4, 1999, the public offering price is substantially higher than the net tangible book value per share of the outstanding common stock after this offering. Accordingly, if you purchase common stock in this offering at the offering price of $30.63 per share, you will incur immediate and substantial dilution of $27.75 in the net tangible book value per share of the common stock from the price you pay for the common stock in this offering.

                           FORWARD-LOOKING STATEMENTS

    In addition to historical information, this prospectus may contain forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in the section entitled "Risk Factors," as well as those discussed elsewhere in this prospectus or in documents incorporated in this prospectus by reference. We undertake no obligation to update these forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                                    BUSINESS

OUR BUSINESS

    We are a leading service provider of high-speed local access networking solutions using DSL technology to businesses. We have designed our network to give our customers a high-speed "always on" local connection to the Internet and to private local and wide area networks. We offer a variety of DSL technologies that deliver data transfer rates ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, our network provides transfer speeds faster than frame relay and T-1 circuits, and is approximately 125 times the speed of the fastest dial-up modem and over 55 times the speed of integrated services digital network (ISDN) lines. Through our packet-based network, multiple users on a single connection are able to simultaneously access the Internet and private networks. Beyond high-speed access, we also offer a growing suite of features and applications that we can individually configure to each user's needs. We believe our network solutions will increase remote office and worker productivity and reduce the complexity of communications for businesses.

    Since our inception in February 1997, we have made substantial progress in implementing a scalable nationwide network. We began offering commercial services in our first market in April 1998, and currently offer service in a total of 27 markets in 21 different states. We intend to continue our network rollout into an additional 6 markets in 1999 and a further 17 markets by the end of 2000. Upon completion of this network expansion, we anticipate providing services in 50 of the nation's largest metropolitan areas, which we believe contain 60% of the nation's local area networks. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell, and
U S WEST, and we are currently pursuing interconnection arrangements with 4 other incumbent carriers. As of September 30, 1999, we provide service or have installed equipment in over 850 incumbent carrier central offices. We have obtained competitive carrier authority or have been permitted to operate as a competitive carrier in 34 states. We intend to investigate expansion of our network both in the United States and internationally.

    In March 1999, we entered into separate strategic arrangements with MCI WorldCom and Microsoft. As part of our strategic arrangements, MCI WorldCom's investment fund and Microsoft each invested $30 million in us. The MCI WorldCom arrangement also designates us as the first choice in its alternative carrier access provisioning system for DSL services in certain circumstances, and provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services in certain circumstances. MCI WorldCom will also work with us to develop voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In our Microsoft arrangement, we will jointly develop and distribute with Microsoft a co-branded DSL version of the Microsoft Network (MSN) service focused on our small business customers and on our customers' teleworkers.

    In April 1999, we entered into a customer relationship with Qwest, in connection with which Qwest's wholly owned subsidiary, U.S. Telesource, invested $15 million in us. Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years.

    We also market our services through our direct sales force and through our partnerships with recognized leaders in the networking industry, including Microsoft and Cisco. Under our strategic partnership with Cisco, Cisco agreed to jointly market and sell our networking solutions to its customer base and will engage in joint development projects with us. As of September 30, 1999 we had approximately 6,700 lines in service. Our business customers include Broadcom, Cisco, Wind River

Systems, QUALCOMM, and Silicon Graphics. Our service provider customers include Ingram Micro, Intermedia Communications, Savvis Communications, Verio and Williams Communications.

    In April 1999, we completed an initial public offering of our common stock, raising net proceeds of approximately $210.1 million. On April 23, 1999, we completed the sale and issue of senior notes, raising net proceeds of approximately $314.5 million, of which approximately $113.2 million was used to purchase a portfolio of U.S. government securities to secure the payment of the first six scheduled interest payments on the notes.

    In September 1999 we sold 594,279 shares of our common stock in a public offering for net proceeds of approximately $16.4 million. These shares were sold by us to several underwriters when they exercised an option to purchase the shares in connection with an underwriting agreement whereby those underwriters also agreed to sell up to 3,961,862 of our shares of common stock on behalf of several of our stockholders in a public offering. We received no net proceeds from the sale of these stockholder-held shares.

    Our senior management team has extensive experience in developing next-generation networking businesses. Our Chairman and Chief Executive Officer, Catherine Hapka, was previously the founder, President and Chief Operating Officer of !NTERPRISE Networking Services, U S WEST's data networking business. Steve Stringer, our President and Chief Operating Officer, was previously the Global Chief Operating Officer of GE Capital IT Solutions. Scott Chandler, our Chief Financial Officer, was previously President and Chief Executive Officer of C-COR Electronics, Inc., a manufacturer of broadband telecommunications equipment. Our sponsors, which include Microsoft, MCI WorldCom's investment fund, a subsidiary of Qwest, Kleiner Perkins Caufield & Byers, Enterprise Partners, Brentwood Venture Capital, the Sprout Group and a subsidiary of Enron Corp., have to date invested approximately $105.3 million in us.

MARKET OPPORTUNITY

    We believe that a substantial market opportunity exists as a result of the convergence of six factors:

    - the growing demand for high-speed access to the Internet and corporate networks;

    - the inherent limitations of dial-up modems as a connection to data networks;

    - the need for large companies to improve the productivity of their remote offices and workers;

    - the need for small and medium businesses to have an integrated communication solution for their networking requirements;

    - the increasing adoption of DSL and widespread use of packet-based networks; and

    - the 1996 Telecommunications Act.

GROWING DEMAND FOR HIGH-SPEED ACCESS TO THE INTERNET AND CORPORATE NETWORKS

    The value of goods and services sold through the Internet will grow from $2.6 billion in 1996 to $400 billion in 2002, according to analyst projections. Today, business spending for connecting remote workers, branch offices and corporate headquarters to each other and to customers, suppliers and partners--either through the Internet or private networks--is large and growing. Industry analysts estimate that the U.S. market for remote Internet and local area network access will grow from $5.9 billion in 1997 to $11.7 billion by 2002. Industry sources estimate that spending in the United States on distributed networking and network services and applications will grow from $54.2 billion in 1998 to $173 billion in 2002. Much of that growth is expected to result from increased demand for e-mail, Web hosting services, e-commerce, collaboration and real-time video services and applications.

Industry sources expect spending on distributed networking and network services and applications to encompass 57% of a company's total annual information technology spending by 2002.

LIMITATIONS OF DIAL-UP MODEMS AND INTEGRATED SERVICES DIGITAL NETWORK (ISDN)

    Because only five percent of buildings in the United States are currently connected to high-speed fiber rings--typically large buildings in metropolitan areas or clusters of buildings in regional campus parks--the vast majority of workers who access data networks do so through slow dial-up modems connected to the traditional circuit switched public telephone system. These traditional dial-up modems are creating a bottleneck in data communications because the data-carrying capacity of the fastest commercially available dial-up modem is only 56 Kbps. The capacity of another alternative, an integrated services digital network (ISDN) line, is only 128 Kbps. While integrated services digital network (ISDN) technology provides improved capacity relative to dial-up modems, the cost of an integrated services digital network (ISDN) solution is often prohibitive.

NEEDS OF LARGE BUSINESSES FOR REMOTE OFFICE AND WORKER PRODUCTIVITY

    Many large companies are supporting increasing numbers of remote offices and workers. These companies face the challenge of finding a cost effective way to make their remote workers as productive as those who have access to all of the high performance communications and networking resources available to workers located at corporate headquarters. A high-speed network solution that encompasses access to the corporate local area network, the corporate telephone system, the Internet, the corporate video conferencing system, customers, suppliers and partners would substantially increase remote office and worker productivity. At present, large businesses are incurring significant capital expenditures to purchase equipment to support dial-up modems and integrated services digital network (ISDN) connections, and paying for high cost technical support personnel only to implement networking solutions that fail to optimize worker productivity.

NEEDS OF SMALL AND MEDIUM BUSINESSES FOR INTEGRATED COMMUNICATION SOLUTIONS

    A significant number of small and medium businesses have no practical alternative to dial-up modems or integrated services digital network (ISDN) for their workers to access the Internet and remote local area networks. As a result, these workers suffer productivity limitations associated with slow transmission speeds. In addition, these businesses need to contend with the cost and complexity of retaining multiple vendors for their communication needs: incumbent carriers for local voice traffic; long distance carriers for long distance voice traffic; Internet Service Providers for Internet access; and equipment integrators for on-premises voice and network systems. We believe that these businesses can benefit from working with a single service provider that offers integrated communication solutions, using a single connection.

EMERGENCE OF DSL AND PACKET-BASED TECHNOLOGIES

    DSL technology dramatically increases the data, voice and video carrying capacity of standard copper telephone lines. Because DSL technology uses existing copper telephone lines, a broad network deployment can be implemented rapidly, and requires a lower initial fixed investment than some existing alternative technologies, such as fiber, cable modems and satellite communications systems. A significant portion of the build-out of a DSL-based network is directly related to the demand of paying subscribers, resulting in a success-based deployment of capital.

    Packet-based networks often are more efficient than traditional point-to-point networks, and allow end users to connect to any location that can be assigned an Internet Protocol address. Traditional point-to-point networks, including the traditional telephone network and private line networks, are less efficient because they require a dedicated connection between two locations. Packet-based networks allow multiple users to share connections between locations.

1996 TELECOMMUNICATIONS ACT

    The 1996 Telecommunications Act allows competitive carriers to leverage the existing incumbent carrier infrastructure, as opposed to building a competing infrastructure at significant cost. The 1996 Telecommunications Act requires all incumbent carriers to allow competitive carriers to collocate their equipment along with incumbent carrier equipment in incumbent carrier central offices, which enables competitive carriers to access end users through existing telephone line connections. The 1996 Telecommunications Act was designed to create an incentive for incumbent carriers that were formerly part of the Bell system to cooperate with competitive carriers: these incumbent carriers cannot provide long distance service until regulators determine that there is competition in the incumbent carrier's local market.

MARKET IMPACT OF CONVERGENCE

    We believe the convergence of these factors has had several fundamental effects on the communications market. New carriers can:

    - leverage the existing network infrastructure by obtaining local network access connections, and offer efficient high-speed data, voice and video networks;

    - provide large businesses with productivity enhancing remote office and worker networking solutions;

    - offer small and medium businesses integrated voice and data solutions that reduce the complexity of using multiple vendors for communication services; and

    - build new networks that can provide efficient high-speed access over a single connection to any Internet Protocol address on the Internet and/or corporate network, along with features and applications that can be configured to meet each user's needs.

THE RHYTHMS SOLUTIONS

    We believe our network solutions effectively address many of the unmet communications needs of today's businesses by offering an appealing combination of quality, performance, price and service. Our network consists of:

    - HIGH-SPEED, "ALWAYS ON" LOCAL CONNECTIONS. Our network delivers high-speed, "always on" local access. Using DSL technology over standard copper telephone lines, our network is capable of delivering data transfer rates at speeds ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, the transfer rate is faster than frame relay and T-1 circuits, and is approximately 125 times the rate of the fastest dial-up modem and over 55 times the rate of an integrated services digital network (ISDN) line. Moreover, unlike dial-up modems and integrated services digital network (ISDN) lines, the DSL solution is "always-on"--it does not require users to dial-up to connect to the Internet or their local area network for each use.

    - METROPOLITAN AND WIDE AREA OVERLAY NETWORK. We have designed our network so that we can effectively and efficiently manage data traffic within and among the metropolitan areas in which we offer our services. We use transport services provided by other carriers for local access to users, metropolitan area network connections and for long distance backbone capacity. This overlay network is designed to route and switch traffic within each metropolitan area, keeping local traffic local and sending only long distance traffic over the wide area network, thereby increasing overall network capacity and reliability and minimizing our backbone costs. We manage the network and monitor service levels on a nationwide basis from our Network Operations Center in Denver.

    - PRODUCTIVITY ENHANCING FEATURES AND APPLICATIONS. We offer a growing suite of network-enabled features and applications that extend the functionality of corporate communications and networking resources to remote offices and workers. We also offer remote offices and workers, as well as small and medium businesses high performance Internet access solutions in conjunction with our service provider customers.

    - SERVICE FLEXIBILITY. We have designed our network so that we are able, over a single DSL connection, to individually configure each network user's features and applications.

    - TURNKEY SOLUTION. We offer turnkey network solutions for our customers by providing each customer with a single point of contact for a complete package of services, including network implementation, maintenance, billing and the DSL modem. For large customers, we provide complete project management, including design, implementation and results reporting. In some cases, we also seamlessly link our network operations systems to existing customer information systems to ensure maximum service efficiency.

BUSINESS STRATEGY

    Our goal is to become the leading national service provider of high performance networking solutions for remote offices and workers. We intend to implement the following strategies to achieve our goal:

EXPLOIT EARLY MOVER ADVANTAGE

    We intend to exploit our early market entrance to deploy our network and establish strong relationships with business and service provider customers. As of September 30, 1999, we provide service or had installed our network equipment in over 850 central offices. Installation on this scale requires significant time and resources; therefore, we believe our progress to date provides us a significant time-to-market advantage over would-be competitors. We have gained significant build-out experience, which we believe will streamline our further expansion. In addition, we plan to construct our network rapidly and intend to evaluate the potential acquisition of other companies so that we are an early mover in our other target markets. We intend to exploit our early mover advantage to gain significant market share in our target markets.

FOCUS ON PERFORMANCE-DRIVEN BUSINESS CUSTOMERS

    We believe that the underserved segment of the business networking market that demands high performance is currently relying on dial-up modems or integrated services digital network (ISDN) for network access. Many large businesses have remote offices and workers that are not able to take advantage of the full array of communications and networking resources available to workers at the main office. In addition to offering these businesses high-speed access to the Internet and corporate networks, we intend to offer them network-enabled features and applications that increase worker productivity. Further, we believe that small and medium businesses are looking for an integrated service provider to reduce their reliance on multiple vendors. Accordingly, we intend to offer multiple networking services, including voice and data services over a single DSL connection, to meet the needs of small and medium businesses. We intend to evaluate offering new or enhanced products and services to the consumer market.

EXPAND NETWORK-ENABLED FEATURES AND APPLICATIONS

    We seek to have our network become a platform that facilitates the delivery of productivity-enhancing features and applications to businesses and their employees. By collaborating with industry leaders such as MCI WorldCom, Microsoft and Cisco, we intend to jointly develop features and applications that will meet the needs of our customers. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In addition, we believe that the proliferation of high-speed local access networks, such as our own, will encourage third parties to create more bandwidth-intensive features and applications. One of our objectives in providing these enhanced features and applications is to strengthen customer loyalty and increase revenue per network user.

ESTABLISH STRONG DISTRIBUTION CHANNELS

    We intend to build strong distribution channels. For large businesses, we are building a direct sales force and are entering into strategic joint marketing alliances. We have entered into strategic alliances with Microsoft, MCI WorldCom, Qwest and Cisco. Pursuant to our alliance with Microsoft, we will jointly distribute with Microsoft a co-branded DSL version of the Microsoft Network service focused on our small business customers and our customers' teleworkers. Our strategic alliance with MCI WorldCom designates us as its preferred provider of business DSL connections for large, medium and small businesses. Under our Qwest alliance, Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years. In our alliance with Cisco, we have agreed with Cisco to jointly market and sell our networking solutions to large businesses. For small and medium businesses, we will distribute our services through our service provider customers. Over time, we will seek to develop additional strategic alliances, focusing on partners that can both add value to our network and give us a meaningful distribution channel.

PROVIDE SUPERIOR CUSTOMER SERVICE

    As part of our strategy to obtain and retain business and service provider customers, we intend to provide superior service and customer care. We will guarantee high-quality service by providing carrier-class networking solutions and superior customer service. Our carrier-class networking solutions include end-to-end proactive network monitoring and management through our Network Operations Center, 24 hours a day, seven days a week. We also offer multiple security features and a network that we can scale to meet demand. Our customer service includes a personal and Web-based single point of contact, a complete packaged solution including the DSL modem, installation, activation and network management, and specific customer service objectives against which we measure our performance. Our objective in providing outstanding customer service is to provide a high level of customer satisfaction, achieve customer loyalty and accelerate the adoption rate of our service.

STRATEGIC PARTNERSHIPS

MCI WORLDCOM

    In March 1999 (as amended in April, May and July 1999), we entered into a strategic partnership with MCI WorldCom in which MCI WorldCom invested
$30.0 million in us.

    - PROVIDING DSL TO MCI WORLDCOM. We have been designated MCI WorldCom's first choice in its alternative carrier access provisioning system for DSL services in areas where we deploy our network for all new DSL services, except for services to certain subsidiaries and in locations where MCI WorldCom deploys its own DSL equipment. In addition, MCI WorldCom has committed to sell a minimum of 100,000 business quality DSL lines over a period of five years, subject to penalties for failure to reach target commitments. MCI WorldCom will have 60 months to place orders for these lines, starting on the date when we have 1,250 collocations in commercial service in at least 29 metropolitan statistical areas. As part of our agreement, we must provide specified service levels and have available capacity.

    - OBTAINING NETWORK SERVICES FROM MCI WORLDCOM. We have designated MCI WorldCom as our preferred provider of network services, including metropolitan area network services, long-haul backbone services and Internet Protocol backbone services. MCI WorldCom has a right of first refusal to provide all of these services to us at market competitive terms.

    - COLLABORATION. We are jointly developing voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. We have also formed a working group with MCI WorldCom to develop and implement the systems and procedures necessary to jointly deploy DSL service nationwide. We will collaborate with MCI WorldCom in selecting technologies and vendors to support our network deployments.

MICROSOFT

    In March 1999, we entered into a strategic partnership with Microsoft, in which Microsoft invested $30.0 million in us. Pursuant to this relationship, among other things, Microsoft has agreed to jointly distribute with us over the Internet a co-branded DSL version of the Microsoft Network service focused on our small business customers and on our customers' teleworkers. This agreement expires in March 2002.

QWEST

    In April 1999, we entered into a customer relationship with Qwest, in which Qwest invested $15.0 million in us. Pursuant to this relationship, among other things, Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years.

CISCO SYSTEMS

    In October 1998, we entered into a strategic partnership with Cisco, in which Cisco agreed to work jointly with us to sell our services to its customers including providing compensation to its sales representatives for selling our services. In addition, Cisco has committed to a joint marketing program with us to increase our market recognition among businesses. We are also under contract with Cisco to manage and upgrade its remote access program for 8,500 teleworkers nationwide.

RHYTHMS NETWORK SERVICES, FEATURES AND APPLICATIONS

    We offer our customers solutions that address many of their high performance networking needs. Our local connection services use a variety of DSL technologies to deliver high-speed, "always on" local access. We also aggregate traffic within metropolitan areas and route or switch the traffic to our service provider customers, or to a corporate local area network within the same metropolitan area or another metropolitan area using our inter-network connections. In addition to local connections and metropolitan and wide area inter-network connections, we offer a growing suite of network-enabled features and applications.

LOCAL CONNECTIONS

    Our local connection services connect individual users or multiple users on a local area network to our metropolitan or national network or to the Internet using DSL technology over traditional telephone lines. Using DSL technology over copper lines, our network is capable of data transfer rates ranging from 128 Kbps to 7.1 Mbps. Unlike dial-up modems and integrated services digital network (ISDN) lines, the DSL solution is "always on"--it does not require users to dial-up to connect to the Internet or their local area network for each use.

    We place DSL equipment both at the customer premises--a residence or business--and in the central office that services that specific customer premises. There are typically many incumbent carrier central offices in each metropolitan area. We connect the DSL equipment in each central office to one of our Metro Service Centers so that we can route or switch network traffic to either a local destination, a national destination where we provide service or the Internet.

    For our local connection services, the speed and effectiveness of the DSL connection will vary based on a number of factors, including the distance of the end user from the central office and the condition of the copper line that connects the end user to the central office. However, the specific number of potential users for higher speeds will vary by central office and by region and will be affected by line quality. In the future, we intend to examine adding a variety of high-speed local access technologies as they are developed, including emerging wireless technologies. The chart below compares the performance and range for our local connection services as of September 30, 1999. The range numbers represent the estimated maximum distance from the central office to the end user. The technologies listed below are more fully described in "--DSL Technologies" below. Speeds to the end user under the IDSL row are 128 Kbps under some circumstances.

SPEED TO   SPEED FROM     RANGE
END USER    END USER     (FEET)     TECHNOLOGY
--------   ----------   ---------   ----------
144 Kbps    144 Kbps    Unlimited    IDSL
256 Kbps    256 Kbps       18,000    SDSL
384 Kbps    384 Kbps       15,000    RADSL
512 Kbps    512 Kbps       14,000    RADSL
768 Kbps    768 Kbps       12,000    RADSL
  1 Mbps      1 Mbps       12,000    RADSL
1.5 Mbps    1.5 Mbps        8,000    SDSL
  3 Mbps      1 Mbps       10,700    RADSL
  5 Mbps      1 Mbps        9,000    RADSL
7.1 Mbps      1 Mbps        7,800    RADSL

METROPOLITAN AREA AND WIDE AREA INTER-NETWORK CONNECTIONS

    For our business and service provider customers, we offer high-speed connections both within and among metropolitan areas. In order to switch and route traffic aggregated from each central office to its ultimate local or long distance destination, we offer two interconnection services.

    Our 1.544 Mbps service--DS-1--is suitable for small business customers or service providers. Our 45 Mbps service--DS-3--is intended for large business customers or service providers. The monthly service charge for both services is greater if traffic aggregated in one metropolitan area is terminated in another metropolitan area, and varies based on the speed of the local access connection.

    Our wide area network currently operates between each of the metropolitan areas in which we provide service. We currently lease frame relay backbone and Asynchronous Transfer Mode backbone capacity from a number of long distance carriers. We have almost completed upgrading our nationwide network to Asynchronous Transfer Mode.

NETWORK-ENABLED SERVICES, FEATURES AND APPLICATIONS

    We intend to use our high-speed local access connection to provide multiple network services, features and applications. Instead of just providing a high-speed access connection, we intend to offer many network-enabled features and applications, which we are able to configure to meet each user's needs. We believe our strategy to provide additional network services, features and applications for each user on our network allows us to address a larger market opportunity than the market opportunity represented by connection services alone. Our strategy is to benefit from additional recurring monthly revenue by providing multiple network features and applications.

    The features and applications that we currently offer are outlined below.

    - CORPORATE TELEPHONE SYSTEM EXTENSION. This feature extends the functionality of the corporate telephone system directly into a teleworker's home or, in the future, a company's branch office. This feature supports common corporate telephone functions such as four digit dialing, conference calling and speed dialing. Benefits to our business customers include increased worker productivity, reduced second line expenses for voice service and the ability to aggregate and control long distance charges.

    - COMPUTER BACKUP. The computer backup feature allows end users to automatically backup data to a secure remote site. Computer backup leverages our "always on," high-speed local access connection and allows the backup to be done at the times most convenient for the end user. We believe this feature is more cost effective than substitutes such as tape drives and disk cartridge drives, and has the additional protection of being stored off site. This application is provided by a third party, @Backup, Inc.

    - CONTENT CACHING. We offer content caching for our customers' end users who access the Internet. This network feature operates in the background, serving user requests for Web pages locally rather than obtaining the content from the actual server across the Internet. Caching enables our customers to retrieve content faster than would otherwise be possible. Our caching solution requires no configuration setup by our customer. If the cache fails in any way, it will be automatically bypassed and user requests will be sent directly to the Internet.

    - SERVICE SELECTION. We have implemented a service selection feature within our network that enables end users to access multiple destinations, including the corporate local area network, the corporate telephone system, the Internet, customers, suppliers and partners. Using this feature, a connection to the Internet and the corporate local area network can be established simultaneously by different users over the same DSL access line. This feature alleviates the corporate network from servicing Internet traffic to a teleworker.

    - DYNAMIC HOST CONFIGURATION PROTOCOL FUNCTIONALITY. This feature relieves network administrators from the burden of notifying each teleworker of network configuration changes. Through the use of this protocol, once teleworkers start up their computers, the customer's server automatically downloads all of his or her network configuration parameters. If any modifications to the configuration are necessary, they only need to be modified once by the network administrator, and the network configuration parameters will be automatically distributed to all of the organization's teleworkers.

    - TURNKEY INTERNET. This application allows small and medium businesses or large business branch offices the ability to host Internet and intranet websites. This application includes network equipment on the customer premises that provides router, Web server, e-mail, file server, firewall and Web-page caching. This premises-based Internet solution is combined with our "always on" high-speed network connection and Internet services from an Internet Service Provider customer.

    In the future, we plan to continue to expand our network features and applications by working closely with leading hardware, software and networking companies. We expect to focus on many applications, including combining voice and data communications, increasing our directory and security capabilities, and providing businesses with the ability to access their important applications from remote locations. We have agreed to jointly develop directory and voice-over Internet Protocol applications with Cisco. In addition, as part of our strategic agreement with MCI WorldCom, we expect to jointly develop multiple applications using DSL technology including voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. Our strategic relationship with Microsoft will focus on delivering co-branded network applications that will facilitate our customers' access to the Internet and other destinations.

    Using these network-enabled features and applications, we can assemble a broad solution to meet our business customer needs. For example, for a teleworker, we might combine high-speed access to the corporate network and the Internet with computer backup and corporate telephone extension. For a small business, we might offer a turnkey Internet solution by combining high-speed access to the Internet through our Internet Service Provider customer, with customer premises equipment that supports Web server, e-mail, file server, firewall, Web-page caching and network backup.

TURNKEY SOLUTION

    We offer a full service solution for the configuration, provisioning, and installation of the local access connection at the end user location, for which the customer pays a one-time charge. That charge covers the cost of installing the DSL line, any required inside wiring, the DSL modem, attaching the DSL modem to either a single computer, local area network or enterprise server, installation of a single network interface card if required, and installing the TCP/IP software if required. For our large business customers, we provide complete project management, including design, implementation and results reporting. In some cases we seamlessly link our network operations systems to existing customer information systems through Web-based interfaces.

CUSTOMERS, SALES AND MARKETING

    We offer our services to large, medium and small businesses. As of September 30, 1999, we served approximately 680 business and 30 service provider customers. For these business and service provider customers we have approximately 6,700 lines in service. Selected business customers include Broadcom, Cisco, Wind River Systems, QUALCOMM and Silicon Graphics. In addition, our service provider customers include Ingram Micro, Intermedia Communications, Savvis, Verio, and Williams Communications.

DIRECT SALES CHANNELS

    We market our services to large businesses through a direct sales force. Our target account profile is a large, information-intensive enterprise with multiple locations and large numbers of distributed workers. Our sales force seeks to deal directly with the Chief Information Officer and the telecommunications manager responsible for remote access in the target account. Sales teams are deployed in each of the metropolitan areas in which we offer our services. As of September 30, 1999, we had approximately 260 sales and technical personnel supporting our direct and indirect sales efforts. We intend to increase the size of our sales and technical support force to sell and support large businesses as we enter new geographic markets.

    Our relationship with large business customers can involve multiple phases. A customer typically initially agrees to a first phase commitment for a specific number of connections at a negotiated price and one year contract term. Typically, three to six months into the first phase implementation, the customer agrees to successive phases of implementation that could include additional connections and upgrades in services, features and applications. In general, we have experienced a six to nine month sales cycle prior to receiving significant order volume from a business customer. Please see "Risk Factors--We cannot predict our success because our business model is unproven."

INDIRECT SALES CHANNELS

    We also market our services to small and medium businesses through indirect channels, including Internet Service Providers, interexchange carriers, competitive carriers, value-added resellers, and integrators. We offer each service provider the ability to select those services that it would like to bundle with its own service offerings to offer a total solution to its customers. For example, Internet Service Providers typically combine our high-speed connections with their Internet access services and resell the combination to their existing and new customers. We address these markets through sales and marketing personnel dedicated to each of these indirect channels.

    We supplement our sales effort to certain of these service providers by offering marketing support services that may include training, proposal development, lead generation, channel support materials, joint marketing funds, Web promotion, joint participation in national and regional customer events and press announcements. We also offer promotions and sales incentives from time to time to our service providers. Additionally, we support our service providers by acting as a network integrator by qualifying potential customers for service, ordering connections, installing equipment on the customer premises, turning up the service, monitoring the network, troubleshooting, making repairs and invoicing the customer on a single bill.

    Our agreements with our service provider customers vary widely. Generally, our agreements have a one- to three-year term, and are based on negotiated prices that decline with increasing levels of volume achievement. In many cases, service providers have selected one or two, and perhaps three, DSL service providers as preferred suppliers in each market. Our goal is to be selected as the preferred supplier or one of the preferred suppliers in each metropolitan area where we operate. When we are selected as a preferred supplier within a given market, we may enter into joint marketing arrangements to promote our DSL services. See "Risk Factors--We depend on third parties, particularly MCI WorldCom, Microsoft, Qwest and Cisco, for the marketing and sales of our network services."

CUSTOMER SERVICE

    We offer our business and service provider customers a single point of contact for implementation, maintenance and billing. Our Network Operations Center provides both proactive and customer initiated maintenance services 24 hours a day, seven days a week. We also provide a broad range of customer service and Network Operations Center services through our Web interface.

    - IMPLEMENTATION. Working with a business or service provider customer, our customer service technicians and sales engineers will develop an implementation plan for each customer. The plan will include qualifying the customer for our service offerings, placing orders for the connection facilities, coordinating the delivery of the connection, installation and turn up.

    - MAINTENANCE. Our Network Operations Center in Denver provides network surveillance through standard Simple Network Management Protocol tools for all equipment in our network. Because we have complete end-to-end visibility of our network, we are able to proactively detect and correct the majority of our customer's maintenance problems remotely. Our goal is to proactively detect and repair 90% of our customer's maintenance problems before our customer is aware of a problem. Customer initiated maintenance and repair requests are managed and resolved primarily through the Customer Service Center. We utilize a trouble ticket management system to communicate customer maintenance problems from the customer service center to the

      Network Operations Center engineers and the field services engineers. Because our Network Operations Center is fully staffed 24 hours a day, seven days a week, we believe our ability to provide superior proactive maintenance is significantly enhanced.

    - BILLING. Customer bills are currently issued on a monthly basis through an internal billing system. Customer billing inquiries are managed by our Customer Service Center. In the future, billing inquiries will also be supported through our Web interface.

    - CUSTOMER SUPPORT SYSTEMS. Our system architecture is designed to facilitate rapid service responsiveness and reduce the cost of customer support. We use an integrated set of standard, off-the-shelf systems to support our business processes. We designed all business functions, including sales, ordering, provisioning, maintenance and repair, billing, accounting and decision support to use a single database, ensuring that every function has accurate, up-to-date information. The use of client-server tools and scalable Unix and Microsoft NT servers enables automation within and between processes.

NETWORK ARCHITECTURE

NETWORK TECHNOLOGY

    The key design features allowing us to be a business-class network are:

    - CARRIER-CLASS NETWORK MANAGEMENT. Our network is designed to be carrier-class throughout. For example, it has been designed with redundant network electronics and transmission paths. We have the ability to electronically view our entire network including the DSL modem located at the end user's computer or located on our customer's local area network from our Network Operations Center in Denver. We provide our business and service provider customers with service level agreements that guarantee specific levels of network performance. We have found that by offering service level agreements, we are better able to convince businesses to move their mission-critical applications onto our network.

    - SCALABLE SYSTEMS. We use industry standard, off-the-shelf software to support preordering, ordering, provisioning, billing, network monitoring and trouble management. We have implemented these systems using web-based and distributed client-server systems architecture. This approach allows us to grow our customer support and network management capabilities as customer demand increases.

    - NETWORK SECURITY. Non-dedicated access, such as dial-up modem or integrated services digital network (ISDN) lines, or dedicated access to the public Internet, represents security risks for business networks. These security risks are mitigated through the use of virtual private network technologies such as authentication, tunneling, encryption, and through the use of permanent virtual circuits that define a logical dedicated connection between the end user and the corporate network. Our network enables businesses to fully employ these virtual private network technologies by using their own equipment at the edges of our network, or optionally purchasing virtual private networking services from us.

NETWORK COMPONENTS

    Our network is an overlay network in that we lease existing transport services from other service providers: local access copper lines from incumbent carriers, metropolitan fiber from incumbent carriers or competitive carriers and long-distance backbone fiber from long distance carriers. This overlay network is designed to switch and route traffic within each metropolitan area, keeping local traffic local and only sending non-local traffic over the wide area network, thereby increasing overall network capacity and reliability and reducing costs. The primary components of our network are customer endpoint devices, local transport, our Connection Points, high-speed metropolitan area network, our Metro Service Centers, our backbone and our Network Operations Center.

    - CUSTOMER ENDPOINT DEVICES. We currently offer DSL and private line local access connections in our network. For DSL access, we include the customer endpoint device--the DSL modem--as part of our complete turnkey service offering. We configure and install these modems with the end user's computer, or local area network or enterprise router along with any required on-site wiring needed to connect the modem to the telephone line leased from the incumbent carrier. Currently, almost all of the DSL modem and DSL multiplexing equipment we use for a single connection over a copper line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services.

    - LOCAL TRANSPORT. Our local transport connects customer end-point devices to our network. For digital subscriber line access, the transport is a DSL-capable copper loop leased by us from the incumbent carrier under terms specified in our interconnection agreements. In many cases, DSL-capable lines result from modification of voice grade lines to carry digital signals, at times involving an additional one-time or monthly charge relative to voice grade lines. For private line access, the transport is leased copper or fiber trunks provided by the incumbent carrier or a competitive carrier.

    - CONNECTION POINTS. Through our interconnection agreements with the incumbent carriers, we secure collocation space in central offices. In each of these Connection Points, we connect the DSL-equipped copper loop to our DSL multiplexing equipment. Each of our Connection Points is designed to offer the same high reliability and availability standards as the incumbent carrier's own central office space. We expect to place our equipment in each of 30 to 90 central offices in any metropolitan area that we enter. As of September 30, 1999, we had Connection Points in over 850 central offices. Although we expect that many Connection Points will be physically located within the central office, we have placed and will continue to place our Connection Points in locations immediately adjacent to central offices, when collocation space within the central office is not available.

    - HIGH-SPEED METROPOLITAN AREA NETWORK. In each of our targeted metropolitan area markets, we operate a private metropolitan area network. The network consists of high-speed Asynchronous Transfer Mode communications circuits that we lease from competitive carriers or incumbent carriers to connect our Connection Points to the Metro Service Center. The metropolitan area network operates at 45 Mbps--DS-3--today, and can be upgraded to 150 Mbps--OC-3--and 600 Mbps--OC-12--in the future. We anticipate leasing a substantial portion of this capacity from MCI WorldCom, as described in "--Strategic Partnerships."

    - METRO SERVICE CENTERS. The Metro Service Center is a physical point of presence within a metropolitan area where local access traffic is aggregated from the Connection Points over our high-speed metropolitan area network. Although we generally expect to have one Metro Service Center in each of our targeted metropolitan areas, in larger metropolitan areas, we may have two. The Metro Service Center houses our Asynchronous Transfer Mode switches and Internet Protocol routers. We also place applications servers in our Metro Service Centers to support network enabled feature and applications. We design our Metro Service Centers for high availability including battery backup power, redundant equipment and active network monitoring.

    - BACKBONE. Our backbone interconnects our Metro Service Centers so that communications traffic can be transported among different metropolitan areas. We currently lease frame relay backbone and Asynchronous Transfer Mode backbone capacity from a number of long distance carriers. We have almost completed upgrading our nationwide network to Asynchronous Transfer Mode.

    - NETWORK OPERATIONS CENTER. Our entire network is managed from the Network Operations Center located in Denver. From these centers, we provide end-to-end network monitoring and management using advanced network management tools 24 hours a day, seven days a week. This enhances our ability to address performance or connection issues before they affect our end user's experience. From the Network Operations Center, we monitor the equipment and circuits in each Metro Service Center, each metropolitan area network, each Connection Point, individual end user lines and modems. Please see "Risk Factors--A system failure or breach of network security could cause delays or interruptions of service to our customers."

    We are pursuing a program of ongoing network development. Our engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of our network and to enable network features and applications developed by us or by third parties. Please see "Risk Factors--We may be unable to effectively expand our network services and provide high performance to a substantial number of end users."

DSL TECHNOLOGIES

    We utilize various DSL equipment and technologies from different vendors. The various DSL technologies allow us to offer a range of connection speeds. Actual speeds are a function of the distance from the end user or local area network to the central office and the quality of the copper line. We describe the basic features and the market positioning of our primary DSL technologies below.

RATE ADAPTIVE DIGITAL SUBSCRIBER LINE (RADSL)

    RADSL technology allows each end user or local area network to utilize the full digital capability of the underlying telephone line. Speeds reach up to 7.1 Mbps downstream and up to 1.1 Mbps upstream if the end user or local area network is within 7,800 feet from the central office. We use this technology for end users or local area networks needing very high access speeds. Our target customers for RADSL connections consist of small and medium businesses and branch offices of large businesses needing T-1 or higher speeds. We believe that these businesses often find the cost of dedicated private line or frame relay services to be prohibitive. Our RADSL connection competes favorably on a price/ performance basis relative to traditional fractional T-1 and frame relay services. The service also provides the highest speed of any DSL service for bandwidth intensive applications.

SYMMETRIC DIGITAL SUBSCRIBER LINE (SDSL)

    Our SDSL technology allows end users and local area network to achieve up to
1.5 Mbps speeds both downstream and upstream. Depending on the quality of the copper line, 1.5 Mbps can typically be achieved if the end user or local area network is within 8,000 feet, or approximately 1.5 miles, from the central office.

INTEGRATED DIGITAL SUBSCRIBER LINE (IDSL)

    IDSL technology allows us to reach all end users or local area networks within a central office serving area irrespective of the end user or local area network distance from the central office. Our IDSL service operates at up to 144 Kbps in each direction. This service can use existing integrated services digital network (ISDN) equipment at the end user site, and is targeted at the integrated services digital network (ISDN) replacement market. For information intensive users, we believe that IDSL compares favorably with integrated services digital network (ISDN) on a price/performance basis when the monthly flat rate IDSL charge is compared with the per minute integrated services digital network (ISDN) charge. We also offer IDSL to end users that have lines that do not consist of continuous copper, such as digital line carrier equipped lines that are partially copper and partially fiber.

COMPETITION

    We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. Moreover, we expect the level of competition to intensify in the future. We expect significant competition from:

    - INCUMBENT CARRIERS. Incumbent carriers, such as GTE and U S WEST, are leasing wide area connections from long distance carriers, and have existing metropolitan area networks and circuit switched local access networks. Most incumbent carriers have announced deployment of commercial DSL services in certain areas. In addition, most incumbent carriers are combining their DSL service with their own Internet Service Provider businesses or entering into cooperative or exclusive relationships with established Internet Service Providers. We believe that incumbent carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. If a Regional Bell Operating Company is authorized to provide in-region long distance service in one or more states, by fulfilling the market-opening provisions of the 1996 Telecommunications Act, the Regional Bell Operating Company may be able to offer "one stop shopping" that would be competitive with our offerings. In addition, proposed mergers involving Regional Bell Operating Companies, including SBC's proposed merger with Ameritech and Qwest's proposed merger with U S WEST, could ease each combined entity's ability to provide end-to-end high-speed data offerings. The incumbent carriers have an established brand name in their service areas, possess sufficient capital to deploy DSL services rapidly and are in a position to offer service from central offices where we may be unable to secure collocation space.

    - TRADITIONAL INTEREXCHANGE CARRIERS. Many of the leading traditional interexchange carriers, such as AT&T, MCI WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end networking services. Increasingly, their bundled services include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. For example, AT&T's acquisition of MediaOne will exploit ubiquitous local cable infrastructure. We expect them to offer combined data, voice and video services over these networks.

      These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong brand recognition, and as a result represent significant competition. For instance, they have extensive fiber networks in many metropolitan areas that primarily provide high-speed data and voice communications to large companies. They have announced deployment of DSL services in combination with their current fiber networks. They also have interconnection agreements with many of the incumbent carriers and have secured collocation spaces from which they could begin to offer competitive DSL services.

    - NEWER INTEREXCHANGE CARRIERS. The newer interexchange carriers, such as Williams, Qwest and Level 3 Communications, are building and managing high bandwidth, packet-based networks nationwide. They are also building direct sales forces and partnering with Internet Service Providers to offer services directly to business customers. They could extend their existing networks to include fiber metropolitan area networks and high-speed, off-net services using DSL, either alone, or in partnership with others.

    - CABLE MODEM SERVICE PROVIDERS. Cable modem service providers, like @Home Networks and its cable partners, are offering or preparing to offer high-speed Internet access over hybrid fiber coaxial cable networks to consumers. @Work has positioned itself to do the same for businesses. Where deployed, these networks provide local access services similar to our services, and in some cases at higher speeds. They typically offer these services at lower prices than our services, in part by sharing the bandwidth available on their cable networks among multiple end users.

    - WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Several new companies are emerging as wireless and satellite-based data service providers, over a variety of frequency allocations. These include:

     - WinStar Communications, Inc.,

     - Teligent, Inc.,

     - Teledesic LLC,

     - Hughes Space Communications, and

     - Iridium World Communications Ltd.

    These companies use a variety of new and emerging technologies, such as terrestrial wireless services, point-to-point and point-to-multipoint fixed wireless services, satellite-based networking and high-speed wireless digital communications.

    - INTERNET SERVICE PROVIDERS. Internet Service Providers provide Internet access to residential and business customers. These companies generally provide such Internet access over the incumbent carriers' circuit switched networks at integrated services digital network (ISDN) speeds or below. However, some Internet Service Providers have begun offering DSL-based access using their own DSL services, or DSL services offered by the incumbent carrier or other DSL-based competitive carriers. Some Internet Service Providers have significant and even nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based competitive carriers. Some Internet Service Providers, such as Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet Inc. and Verio have significant and even nationwide presences.

    - COMPETITIVE CARRIERS. Certain competitive carriers, including Covad Communications Group, Inc. and NorthPoint Communications, Inc., have begun offering DSL-based data services. In addition, regional competitive carriers, including HarvardNet, Inc., Network Access Solutions Corp. and DSL.net have begun offering DSL-based access services that compete with the services we offer. Other competitive carriers are likely to do so in the future. Conditions attached to the proposed merger between SBC and Ameritech may make entry and operation in affected regions easier for our competitors. The 1996 Telecommunications Act specifically grants competitive carriers the right to negotiate interconnection agreements with incumbent carriers, including interconnection agreements which may be identical in all respects to our agreements.

    Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Such technologies include integrated services digital network (ISDN), DSL, wireless data and cable modems. Please see "Risk Factors--The market in which we operate is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources, for more details about this risk." Some of the competitive factors we face include:

    - transmission speed,

    - reliability of service,

    - breadth of service availability,

    - price performance,

    - network security,

    - ease of access and use,

    - content bundling,

    - customer support,

    - brand recognition,

    - operating experience,

    - ability to scale,

    - capital availability and

    - exclusive contracts.

INTERCONNECTION AGREEMENTS WITH INCUMBENT CARRIERS

    Interconnection agreements with incumbent carriers are critical to our business. These agreements cover a number of aspects of our relationships with incumbent carriers, including:

    - the price we pay to lease and the access we have to the incumbent carrier's copper lines;

    - the removal by the incumbent carrier of equipment or electronics from lines to enable these lines to transmit DSL signals;

    - the price and terms for collocation of our equipment in the incumbent carrier central offices;

    - the price we pay and the access we have to the incumbent carrier's transport facilities;

    - the ability we have to access conduits and other rights of way the incumbent carrier has to construct its own network facilities;

    - the operational support systems and interfaces that we can use to place orders and report and monitor the incumbent carrier's response to our requests;

    - the dispute resolution process we use with the incumbent carrier to resolve disagreements on the terms of the interconnection contract; and

    - the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of our relationship with the incumbent carrier.

    We have signed interconnection agreements with six different major incumbent carriers covering 24 states and the District of Columbia. In many cases, incumbent carriers do not agree to the provisions in interconnection agreements that we request, and we have not consistently prevailed in obtaining all of the provisions we desire. We may be unable to continue to sign interconnection agreements with incumbent carriers. If we are unable to enter into, or experience delay in obtaining, interconnection agreements, this inability or delay may materially and adversely affect our business and financial prospects. The incumbent carriers are also permitting competitive carriers to adopt previously signed interconnection agreements.

    Our interconnection agreements have a maximum term of three years, requiring us to renegotiate the existing terms in the future. We may be unable to extend our existing interconnection agreements or renegotiate new agreements on favorable or any terms. In addition, our interconnection agreements are subject to state commission, Federal Communications Commission and judicial oversight. These bodies may modify the terms or prices of our interconnection agreements in ways that would adversely affect our business and financial prospects.

GOVERNMENT REGULATION

    A significant portion of the services that we offer, particularly through our wholly owned subsidiaries, Rhythms Links Inc., formerly ACI Corp., and Rhythms Links Inc.-Virginia, formerly ACI Corp.-Virginia, may be subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

FEDERAL LEGISLATION AND REGULATION

    The 1996 Telecommunications Act, enacted on February 8, 1996, substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy. This act removes state regulatory barriers to competition and preempts laws restricting competition in the local exchange market.

    The 1996 Telecommunications Act in some sections is self-executing, but in addition, the Federal Communications Commission issues regulations that identify specific requirements upon which we and our competitors rely in implementing the changes it prescribes. The outcome of these various ongoing Federal Communications Commission rulemaking proceedings or judicial appeals of such proceedings could materially affect our business and financial prospects.

    The Federal Communications Commission prescribes rules applicable to interstate communications, including rules implementing the 1996 Telecommunications Act, a responsibility it shares with the state regulatory commissions. The 1996 Telecommunications Act, and the Federal Communications Commission's initial rules interpreting such act, encouraged increased local competition. A federal appeals court for the Eighth Circuit reviewed some of the initial rules, and overruled some of its provisions, including some rules on pricing and nondiscrimination. In January, 1999, the United States Supreme Court reversed elements of the Eighth Circuit's ruling, finding that the Federal Communications Commission has broad authority to interpret the 1996 Telecommunications Act and issue rules for its implementation, specifically including authority over pricing methodology. The Supreme Court upheld the Federal Communications Commission's orders to the incumbent carriers to combine unbundled elements for competitors, and to allow competitors to pick and choose among provisions in existing interconnection agreements. The Supreme Court also found that the Federal Communications Commission's interpretation of the rules for establishing unbundled elements was not consistent with the 1996 Telecommunications Act, and required the Federal Communications Commission to reconsider its delineation of unbundled elements. The Federal Communications Commission's replacement decision on unbundled elements may adversely affect our business. In addition, some incumbent carriers may take the position that they have no obligation to provide unbundled elements, including copper loops, until the Federal Communications Commission issues new rules, which could adversely affect our business.

    In November, 1998, the Federal Communications Commission ruled that DSL services provided as dedicated access services in connection with interstate services such as Internet access are interstate services subject to the Federal Communications Commission's jurisdiction. This decision is currently subject to reconsideration and appeal.

    In addition, in the spring of 1998, four of the regional bell operating companies petitioned the Federal Communications Commission, and they and others have initiated legislative efforts since then, to be relieved of certain regulatory requirements in connection with their own DSL services, including obligations to unbundle DSL loops, but not the obligation to unbundle the loops we purchase for our DSL services, and to resell DSL services. In October 1998, the Federal Communications Commission ruled that DSL services are telecommunications services subject to the requirements of the 1996 Telecommunications Act to unbundle such services and offer them for resale. In October 1998, the Federal Communications Commission also issued a Notice of Proposed Rulemaking indicating its intention to clarify expanded rights of competitive carriers for collocation, access to copper loops, and various other issues of consequence to competitive carriers deploying DSL services. The Federal

Communications Commission also indicated its intention to allow incumbent carriers to create separate affiliates for their DSL businesses that would have to operate as competitive carriers and would be permitted to operate free of the resale and unbundling obligations of the 1996 Telecommunications Act. The final outcome of these decisions, originally scheduled to be announced on January 28, 1999, had been postponed by the Federal Communications Commission while it considered the impact of the Supreme Court's ruling on the 1996 Telecommunications Act. On March 31, 1999, the Federal Communications Commission issued a decision on collocation issues which was generally favorable to the competitive carriers. This decision has been appealed to the D.C. Circuit by U S WEST and GTE, although it has not been stayed. In the same decision the Federal Communications Commission established further proceedings to consider issues related to unbundled network elements. The Federal Communications Commission is also engaged in a proceeding to define what the incumbent carriers' obligations are to make available unbundled network elements. The final outcome of these petitions or other proceedings or initiatives interpreting the requirements of the 1996 Telecommunications Act may adversely affect our business.

STATE REGULATION

    Some of our services, particularly those of our subsidiaries, Rhythms
Links Inc. and Rhythms Links Inc.-Virginia, may be classified as intrastate services subject to state regulation. All of the states where we operate, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. In most states, intrastate tariffs are also required for various intrastate services, although we are not typically subject to price or rate of return regulation for tariffed intrastate services. Actions by state public utility commissions could cause us to incur substantial legal and administrative expenses.

    Under the 1996 Telecommunications Act, if we so request, incumbent carriers have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to unbundled network elements. These negotiations are conducted on a region-wide basis, and individual agreements are then signed for each of the states in the region for which we have made a request. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell and U S WEST. We have signed agreements with Ameritech for Illinois and Michigan and currently are negotiating interconnection agreements for Indiana, Ohio and Wisconsin. We have signed agreements with Bell Atlantic for the District of Columbia, Maryland, Massachusetts, New Jersey, New York, Pennsylvania and Virginia and are currently negotiating agreements for Connecticut, Delaware, New Hampshire and Rhode Island. We have signed agreements with BellSouth for Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We have signed agreements with GTE for California, Florida, North Carolina and Washington and are currently completing agreements for Ohio, Oregon, Texas and Virginia. We have signed an agreement with Pacific Bell for California. We have signed agreements with U S WEST for Arizona, Colorado, Minnesota, Oregon, and Washington and are currently negotiating an agreement for Utah. In addition, we are currently negotiating with SBC Communications Inc. for Kansas and Missouri and with Sprint for Florida, Minnesota, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee and Virginia, with the Southern New England Telephone Company for Connecticut and with Cincinnati Bell for Ohio and Kentucky. These interconnection agreements may not be on terms that are entirely satisfactory to us.

    During these negotiations, either the incumbent carrier or we may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the 1996 Telecommunications Act, we may submit outstanding disputes to the states for arbitration. We are currently arbitrating with SBC Communications Inc. in Texas the terms of our interconnection agreement with Southwestern Bell for Texas. The outcome of this arbitration may be unfavorable to us.

    Under the 1996 Telecommunications Act, states have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of unbundled network elements and services, and the results of these proceedings will determine the price we pay for, and whether it is economically attractive for us to use, these elements and services.

    We are subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained, there can be no assurance that the state commissions would grant us authority to complete any transactions.

LOCAL GOVERNMENT REGULATION

    Should we in the future decide to operate our own transport facilities over public rights-of-way, we may be required to obtain various permits and authorizations from municipalities in which we operate such facilities. Some municipalities may seek to impose similar requirements on users of transmission facilities, even though they do not own such facilities. If municipal governments impose conditions on granting permits or other authorizations or if they fail to act in granting such permits or other authorizations, our business could be adversely affected.

                              RECENT DEVELOPMENTS

MANAGEMENT

    Since the beginning of our the current fiscal year, we have had several changes to our management and board of directors as follows:

    - Catherine M. Hapka, our Chief Executive Officer, was elected as our Chairman of the Board in June 1999.

    - Steve Stringer was elected as our President and Chief Operating Officer in May 1999. Prior to joining us, Mr. Stringer served in various positions at GE Capital from 1991 to May 1999.

    - Michael S. Lanier was elected as our Chief Information Officer in
      May 1999. Prior to joining us, Mr. Lanier was most recently President and Chief Executive Officer of the Technology Extension Company from
      April 1996 to May 1999.

    - Rand Kennedy was elected as our Senior Vice President, Networks, in October 1999.

    - Richard Johnston was elected as our Chief Sales Officer--Channels in July 1999.

    - Susan Mayer and Edward J. Zander were both elected as members of our board of directors in March 1999.

    - James A. Greenburg, our former Chief Network Officer, left our employ in October 1999.

    - Frank Tolve, our former Chief Sales Officer--Enterprise, left our employ in November 1999.

    - Ken Harrision resigned as a director in October 1999.

    We entered into an employment agreement with Mr. Stringer in connection with his employment with us. Mr. Stringer's employment agreement provides for a salary of $300,000 per year, payable in accordance with our regular pay period practices, and subject to periodic increases by our Board of Directors at its discretion. The employment agreement also provides for guaranteed bonus compensation during the first year of employment of $200,000, payable in quarterly installments. For any future years of performance, Mr. Stringer's bonus will be consistent with the bonus plan applicable to other members of our management team, as approved by our Board of Directors. In connection with his employment, Mr. Stringer was granted options to purchase 350,000 shares of our common stock at an exercise price equal to the common stock's fair market value on the date of the grant. The options will vest over four years in accordance with the standard vesting schedule under our 1999 Stock Incentive Plan.
Mr. Stringer has yet to exercise these options. In addition, Mr. Stringer was also granted an option to purchase 70,252 shares of common stock at an exercise price of $14.23 per share. This second option will vest over a two-year period in 24 equal monthly installments beginning on his hire date. Mr. Stringer has yet to exercise these options. If Mr. Stringer's employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for a period of 12 months from the date of termination of his employment.

    We also entered into an employment agreement with Mr. Lanier in connection with his employment with us. Mr. Lanier's employment agreement provides for a salary of $250,000 per year, subject to periodic increases by our Board of Directors at its discretion. In addition, the agreement provides for an annual bonus of up to 25% of his annual salary. Mr. Lanier also received, as part of the acceptance of his employment, a hiring bonus of $50,000. In connection with his employment, Mr. Lanier was granted options to purchase 300,000 shares of our common stock at an exercise price equal to the fair market price of the common stock on the date of the grant. The options will vest over four years in accordance with the standard vesting schedule under our 1999 Stock Incentive Plan. Mr. Lanier has yet to exercise these options.

LEGAL PROCEEDINGS

    On February 18, 1999, we filed a complaint for declaratory relief in San Diego County Superior Court, North County against Thomas R. Lafleur.
Mr. Lafleur was a former employee who resigned and/or was terminated in 1998. After he left, we sent him a check for the repurchase or buy-back of his unvested shares; Mr. Lafleur refused to cash this check. The declaratory relief action is to determine that his shares were unvested and thus properly repurchased. On or about March 26, 1999, Mr. Lafleur filed an answer to the complaint and also filed a cross-complaint against us for fraud, breach of the covenant of good faith and fair dealing, conspiracy to inflict emotional distress, intentional infliction of emotional distress, conversion and declaratory relief. The cross-complaint seeks compensatory and punitive damages according to proof, and 438,115 shares of common stock. Mr. Lafleur alleges in his cross-complaint that since we failed to purchase his shares within 60 days following his termination, the terms of his stock purchase agreement prevent us from repurchasing his shares. On April 24, 1999, we filed a demurrer and motion to strike the cross-complaint filed by Mr. Lafleur. In response, Mr. Lafleur decided to withdraw and amend his cross-complaint rather than oppose the demurrer, which had been scheduled for hearing on June 24, 1999. On or about June 23, 1999, Mr. Lafleur filed his first amended cross-complaint wherein he dropped four of the claims alleged in his original cross-complaint: fraud, breach of the covenant of good faith and fair dealing, conspiracy to inflict emotional distress, and intentional infliction of emotional distress.
Mr. Lafleur also added a claim for breach of contract. On July 23, 1999, we filed a demurrer to the first amended cross-complaint. On September 16, 1999, the court sustained the demurrer, with 10 days leave to amend the cross-complaint. On September 27, 1999, Mr. Lafleur, together with his wife Kathleen Lafleur, filed a second amended cross-complaint for damages for breach of contract, conversion and declaratory relief, to which we, again demurred. The demurrer was scheduled to be decided on November 4, 1999; the ruling on this decision is postponed to November 18, 1999. We filed an amended complaint against Mr. Lafleur and his wife Kathleen Lafleur on September 21, 1999, for fraud, breach of employment agreement, breach of covenant not to compete and proprietary information and inventions agreement, rescission and restitution, unjust enrichment, interference with prospective economic advantage and declaratory relief. The Court has scheduled trial on this matter in January 2000. We intend to vigorously defend against the amended cross-complaint. We are currently accounting for these 438,115 shares as treasury stock.

SECONDARY OFFERING

    In August 1999, some of our warrant holders exercised their warrants that we had issued in connection with our 1998 senior discount notes and purchased an aggregate of 3,961,862 shares of our common stock, which were subsequently sold in an underwritten public offering that closed on August 11, 1999. As part of this offering, the underwriters of the offering exercised their option to purchase 594,279 shares of our common stock on September 14, 1999, resulting in net proceeds to us of $16.4 million.

EXCHANGE OFFER

    On October 13, 1999 we completed an exchange of all outstanding
$325 million in aggregate principal amount of our 12 3/4% Senior Notes due 2009 for newly issued $325 million in aggregate principal amount of 12 3/4% Senior Notes due 2009. We registered the new notes under the Securities Act of 1933, as amended, by filing a registration statement on Form S-4 which was declared effective on September 16, 1999.

OCI COMMUNICATIONS INC. INVESTMENT

    On October 22, 1999 we invested approximately $5 million in OCI Communications Inc., the parent company of Optel Communications Corporation, a competitive local exchange carrier in

Canada. This investment was made in connection with our establishing a joint venture company with Optel to develop a pan-Canadian DSL network and offer, throughout Canada, dedicated high-speed DSL services to enterprise customers and to wholesale customers, including Internet service providers, carriers and value-added resellers.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

    1.  Our Annual Report on Form 10-K for the fiscal year ended December 31,
       1998.

    2.  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

    3.  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

    4. The description of our common stock contained in our Registration Statement on Form 8-A filed on April 8, 1999.

    The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

    You may request a copy of these filings, at no cost, by writing or telephoning us at:

           Rhythms NetConnections Inc.

           6933 South Revere Parkway

           Englewood, Colorado 80112

           (303) 476-4200

           Attn: General Counsel.

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE NOT AUTHORIZED TO MAKE AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                    DILUTION

    As of June 30, 1999 we had an as adjusted net tangible book value of approximately $223.2 million, or $2.88 per share of our common stock, after giving effect to the exercise of warrants issued in connection with the 1998 senior discount notes to purchase 3,961,862 shares of our common stock prior to our offering that closed on August 17, 1999 and the exercise of warrants to purchase 740,111 shares of our common stock prior to the consummation of this offering and after giving effect to the sale of 594,279 shares of our common stock on September 14, 1999, divided by the as adjusted number of shares of our common stock outstanding, excluding treasury stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. As a result, our as adjusted net tangible book value per share will neither increase nor decrease.

    Assuming that the new investors purchase shares at a price of $30.63, which was the closing price of our common stock on November 4, 1999, such new investors will have an immediate dilution in net tangible book value of $27.75 per share. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the as adjusted net tangible book value per share of our common stock as of June 30, 1999. The following table illustrates this per share dilution:

Public offering price per share.............................   $30.63
As adjusted net tangible book value per share as of
  June 30, 1999.............................................     2.88
                                                               ------
Dilution per share to new investors.........................   $27.75
                                                               ======

                              SELLING STOCKHOLDERS

    The following table shows the number of shares owned by each of the selling stockholders. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale under this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

    Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch & Co., an affiliated company of Merrill Lynch Pierce Fenner & Smith, Inc., both served as underwriters in connection with our private placement of units consisting of $290 million aggregate principal amount at maturity of senior discount notes and warrants to purchase 4,732,800 shares of our common stock on May 5, 1998. Merrill Lynch & Co. also served as our managing underwriter in connection with our initial public offering and a secondary offering that we completed in August 1999. No other selling stockholder has had a material relationship with us within the past three years other than as a result of the ownership of our securities.

    Any estimate given regarding the number of shares that will be held by the selling stockholders after completion of this offering may prove to be inaccurate because the selling stockholders may offer all or some of the shares they hold and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. Unless otherwise indicated, each person has sole power to invest and vote the shares listed in the table, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which that person has the right to acquire within 60 days. Percentage ownership is based on 76,829,352 shares of our common stock outstanding on September 30, 1999. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                        SHARES                               SHARES
                                                  BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                                                 PRIOR TO THE OFFERING                 AFTER THE OFFERING
                                                -----------------------   SHARES TO   ---------------------
                                                  NUMBER     PERCENTAGE    BE SOLD     NUMBER    PERCENTAGE
                                                ----------   ----------   ---------   --------   ----------
Delaware Delchester Fund of Delaware Group
  Income Funds, Inc. and Delchester Series of
  Delaware Group Premium Fund, Inc............    293,760      *           293,760       0           0%
Merrill Lynch Pierce Fenner & Smith Inc.......    262,752      *           262,752       0           0%
Deutsche Bank Securities Inc..................     48,960      *            48,960       0           0%
Millennium Partners, L.P......................     38,352      *            38,352       0           0%
J.P. Morgan Securities Inc....................     32,640      *            32,640       0           0%
Donaldson, Lufkin & Jenrette Securities
  Corporation.................................     31,008      *            31,008       0           0%
The Canyon Value Realization Fund
  (Cayman) Ltd................................     22,439      *            22,439       0           0%
The Value Realization Fund, L.P...............      9,486      *             9,486       0           0%
Delphi Financial Group, Inc...................        714      *               714       0           0%
                                                  -------        --        -------
    TOTAL.....................................    740,111      1%          740,111
                                                  =======        ==        =======

------------------------

* Represents beneficial ownership of less than 1%

                              PLAN OF DISTRIBUTION

    The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

    - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus,

    - an exchange distribution in accordance with the rules of such exchange,

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

    - in privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

    The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, the Securities Act, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale to comply with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

    The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

    We will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, such supplement will disclose:

    - the name of each such selling stockholder and of the participating broker-dealer(s),

    - the number of shares involved,

    - the price at which such shares were sold,

    - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

    - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    - other facts material to the transaction.

    In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

    We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

    For purposes of this offering, Brobeck, Phleger & Harrison LLP, San Diego, California, is giving its opinion as to the validity of the shares.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 740,111 SHARES

                                     [LOGO]

                          RHYTHMS NETCONNECTIONS INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                NOVEMBER 8, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the registration fee and the Nasdaq National Market fee.

Registration fee............................................  $  7,640
Nasdaq National Market fee..................................    17,500
Blue Sky fees and expenses..................................     5,000
Printing and engraving expenses.............................    75,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................    30,000
Transfer Agent and Registrar fees...........................     5,000
Miscellaneous expenses......................................     9,860
                                                              --------
    Total...................................................  $300,000
                                                              ========

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware General Corporation Law permits indemnification of the Registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section 1 of the Registrant's Restated Bylaws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnify thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director of officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of the Registrant's Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonable entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    The Registrant has purchased director's and officers' liability insurance. The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

    The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

RECENT SALES OF UNREGISTERED SECURITIES

    Since its incorporation in February 1997, the Registrant has issued and sold unregistered securities as follows (adjusted for subsequent stock splits):

    (1) An aggregate of 2,161,764 of common stock was issued in private placements in February through June 1997 to Enterprise Partners in connection with the Registrant's initial funding. The consideration received for such shares was $901.

    (2) An aggregate of 6,140,000 shares of Series A preferred stock (which have converted into 14,736,000 shares of common stock) was issued in a private placement in July 1997 to Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the Sprout Group and certain other purchasers pursuant to a Series A preferred stock Purchase Agreement. The consideration received for such shares was $6,138,500.

    (3) An aggregate of 6,350,000 shares of Series A preferred stock (which have converted into 15,240,000 shares of common stock) was issued in a private placement in December 1997 to Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the Sprout Group and certain other purchasers pursuant to a Series A preferred stock Purchase Agreement and a Subsequent Closing Purchase Agreement. The consideration received for such shares was $6,350,000.

    (4) An aggregate of 365,094 shares of Series A preferred stock (which have converted into 876,226 shares of common stock) was issued in a private placement in February 1998 to Catherine Hapka in connection with the Series A preferred stock Purchase Agreement, the Subsequent Closing Purchase Agreement and an employment agreement between the Company and Ms. Hapka. The consideration received for such shares was $292,075.

    (5) An aggregate of 4,044,943 shares of Series B preferred stock (which have converted into 9,707,863 shares of common stock) was issued in a private placement in March 1998 to Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the Sprout Group and Enron Communications Group, Inc. The consideration for such shares was $18,000,000.

    (6) In May 1998 the Registrant issued 290,000 units consisting of 13 1/2% senior discount notes due 2008 and warrants to purchase an aggregate of 4,732,800 shares of common stock with exercise prices of $0.004 per share to Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchasers, for resale to qualified institutional buyers. Merrill
Lynch & Co. and Donaldson,

Lufkin & Jenrette Securities Corporation received commissions of $5,262,920 for acting as initial purchasers in connection with this transaction.

    (7) In May 1998 the Registrant issued to Sun Financial Group, Inc., now GATX Capital Corporation, a warrant to purchase 574,380 shares of common stock with an exercise price of $1.85 per share in connection with an equipment lease financing.

    (8) In March 1999 the Registrant issued to MCI WorldCom Venture Fund, Inc. and to Microsoft Corporation 3,731,410 and 3,731,409 shares of Series C preferred stock, respectively, and issued to each of them a warrant to purchase 720,000 shares of common stock for an aggregate purchase price of $60.0 million. In April 1999, the Registrant issued to MCI WorldCom Venture Fund, Inc. a warrant to purchase 136,996 shares of common stock at the purchase price per share sold in this offering.

    (9) In March 1999 the Registrant issued to GATX Capital Corporation warrants to purchase an aggregate of 45,498 shares of common stock with an exercise price per share of $10.55 in connection with an equipment lease financing.

   (10) In April 1999 the Registrant issued to U.S. Telesource, Inc. 932,836 shares of Series C preferred stock, which are convertible into 1,119,403 shares of common stock, and 441,176 shares of Series D preferred stock, which are convertible into 441,176 shares of common stock, subject to adjustment if the price per share in this offering is less than $17.00. The Registrant also issued to U.S. Telesource, Inc. a warrant to purchase 180,000 shares of common stock at an exercise price of $6.70 per share. The aggregate consideration received for this issuance was $15 million.

   (11) In April 1999 the Registrant issued to Cisco Systems Capital Corporation a warrant to purchase 75,000 shares of common stock with an exercise price per share of $10.55 in connection with an equipment lease financing.

   (12) From August 1997 through April 5, 1999, the Registrant granted stock options to purchase an aggregate of 12,387,070 shares of common stock to employees and consultants with aggregate exercise prices ranging from $0.04 to $16.00 per share pursuant to the Registrant's stock option plan. As of April 5, 1999, 8,408,362 shares of common stock have been issued upon exercise of options.

   (13) In April 1999 the Registrant issued 12 3/4% senior notes due 2009 in the aggregate principal amount of $325.0 million to Merrill Lynch & Co. and Salomon Smith Barney Inc., as initial purchasers, for resale to qualified institutional buyers. Merrill Lynch & Co. and Salomon Smith Barney Inc. received commissions of $9,750,000 for acting as initial purchasers in connection with this transaction.

   (14) In July 1999, the Registrant issued a warrant to GATX Capital Corporation to purchase up to 10,000 shares of the Registrant's common stock at an exercise price of $50.00 per share. This warrant is exercisable immediately and expires on July 30, 2004.

    No underwriters were used in connection with these sales and issuances except for the issuance of the senior discount notes and related warrants in
(6) above and the issuance of senior notes in (13) above. The sales and issuances of these securities except for those in (6) and (13) above were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these securities were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering. The sales and issuances in (6) and (13) above were each exempt from registration under the Securities Act pursuant to Section 4(2) and, in connection with the resales by the initial purchasers of the securities described in (6) and
(13) above, Rule 144A thereunder.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

         EXHIBIT NO.        DESCRIPTION
    ---------------------   -----------
           4.1**            Restated Certificate of Incorporation of the Registrant.

           4.2**            Certificate of Designation of Series 1 Junior Participating
                              Preferred Stock of Registrant.

           4.3**            Restated Bylaws of the Registrant.

           4.4**            Form of Certificate of common stock.

           4.5*             Indenture, dated as of May 5, 1998, by and between the
                              Registrant and State Street Bank and Trust Company of
                              California, N.A., as trustee, including form of the
                              Registrant's 13 1/2% Senior Discount Notes due 2008,
                              Series A and form of Registrant's 13 1/2% Senior Discount
                              Notes due 2008, Series B.

           4.6*             Warrant Agreement, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust Company of
                              California, N.A.

           4.7*             Warrant Registration Rights Agreement, dated as of May 5,
                              1998, by and among the Registrant and Merrill Lynch & Co.,
                              Merrill Lynch, Pierce, Penner & Smith Incorporated, and
                              Donaldson, Lufkin & Jenrette Securities Corporation.

           4.8**            Warrant to Purchase Shares of Common Stock, dated May 19,
                              1998, by and between the Registrant and Sun Financial
                              Group, Inc.

           4.9**            Common Stock Purchase Warrant, dated March 3, 1999, by and between the Registrant and MCI WorldCom Venture
                              Fund, Inc.

           4.10**           Common Stock Purchase Warrant, dated March 16, 1999, by and between the Registrant and Microsoft Corporation.

           4.11**           Warrant to Purchase Shares of Common Stock, dated March 31,
                              1999, by and between Registrant and GATX Capital
                              Corporation.

           4.12**           Warrant Purchase Agreement, dated as of April 6, 1999, by
                              and between Registrant and MCI WorldCom Venture
                              Fund, Inc.

           4.13**           Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and MCI WorldCom Venture Fund, Inc.

           4.14**           Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and U.S. Telesource, Inc.

           4.15**           Common Stock Purchase Warrant, dated April 5, 1999, by and among the Registrant and Cisco Systems Capital
                              Corporation.

           4.16**           Rights Agreement, dated April 2, 1999, by and among
                              Registrant and American Securities Transfer & Trust, Inc.

           4.17***          Indenture, dated as of April 23, 1999, by and between the
                              Registrant and State Street Bank and Trust Company of
                              California, N.A., as trustee, including form of the
                              Registrant's 12 3/4% Senior Notes due 2009, Series A and
                              form of the Registrant's 12 3/4% Senior Notes due 2009,
                              Series B.

           4.18***          Notes Registration Rights Agreement, dated as of April 23,
                              1999, by and among the Registrant and Merrill Lynch & Co.,
                              Merrill Lynch, Pierce Fenner & Smith Incorporated, Salomon
                              Smith Barney Inc. and Chase Securities Inc.

         EXHIBIT NO.        DESCRIPTION
    ---------------------   -----------
           4.19***          Pledge and Escrow Agreement, dated as of April 23, 1999,
                              from the Registrant as Pledgor to State Street Bank and
                              Trust Company of California, N.A., as trustee.

           4.20****         Amendment No. 1 to Warrant Agreement, dated as of August,
                              1999 between the Registrant and State Street Bank and
                              Trust Company of California, N.A.

           5.1              Opinion of Brobeck, Phleger & Harrison LLP.

          23.1              Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants.

          23.2              Consent of Brobeck, Phleger & Harrison LLP. Reference is
                              made to Exhibit 5.1.

          24.1+             Power of Attorney.

------------------------

  + Previously filed.

   * Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (file No. 333-59393) and incorporated herein by reference.

  ** Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-72409) and incorporated herein by reference.

 *** Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-82637) and incorporated herein by reference.

**** Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-82867) and incorporated herein by reference.

UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the state of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Triangle pursuant to the foregoing provisions, Delaware Corporation law, the Underwriting Agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 8th day of November, 1999.

                                                       RHYTHMS NETCONNECTIONS, INC.

                                                       By:            /s/ SCOTT C. CHANDLER
                                                            -----------------------------------------
                                                                        Scott C. Chandler
                                                                     CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE
                      ---------                                   -----
              * /S/ CATHERINE M. HAPKA                 Chairman of the Board and
     -------------------------------------------         Chief Executive Officer     November 8, 1999
                 Catherine M. Hapka                      (Principal Executive Officer)

                /S/ SCOTT C. CHANDLER                  Chief Financial Officer
     -------------------------------------------         (Principal Financial and    November 8, 1999
                  Scott C. Chandler                      Accounting Officer)

               * /S/ KEVIN R. COMPTON
     -------------------------------------------       Director and President        November 8, 1999
                  Kevin R. Compton

               * /S/ KEITH B. GEESLIN
     -------------------------------------------       Director                      November 8, 1999
                  Keith B. Geeslin

                  * /S/ SUSAN MAYER
     -------------------------------------------       Director                      November 8, 1999
                     Susan Mayer

              * /S/ WILLIAM R. STENSRUD
     -------------------------------------------       Director                      November 8, 1999
                 William R. Stensrud

                * /S/ JOHN L. WALECKA
     -------------------------------------------       Director                      November 8, 1999
                   John L. Walecka

               * /S/ EDWARD J. ZANDER
     -------------------------------------------       Director                      November 8, 1999
                  Edward J. Zander

* by Scott C. Chandler, Attorney-in-fact

                                 EXHIBIT INDEX

         EXHIBIT NO.        DESCRIPTION
    ---------------------   -----------
           4.1**            Restated Certificate of Incorporation of the Registrant.

           4.2**            Certificate of Designation of Series 1 Junior Participating
                              Preferred Stock of Registrant.

           4.3**            Restated Bylaws of the Registrant.

           4.4**            Form of Certificate of common stock.

           4.5*             Indenture, dated as of May 5, 1998, by and between the
                              Registrant and State Street Bank and Trust Company of
                              California, N.A., as trustee, including form of the
                              Registrant's 13 1/2% Senior Discount Notes due 2008,
                              Series A and form of Registrant's 13 1/2% Senior Discount
                              Notes due 2008, Series B.

           4.6*             Warrant Agreement, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust Company of
                              California, N.A.

           4.7*             Warrant Registration Rights Agreement, dated as of May 5,
                              1998, by and among the Registrant and Merrill Lynch & Co.,
                              Merrill Lynch, Pierce, Fenner & Smith Incorporated, and
                              Donaldson, Lufkin & Jenrette Securities Corporation.

           4.8**            Warrant to Purchase Shares of Common Stock, dated May 19,
                              1998, by and between the Registrant and Sun Financial
                              Group, Inc.

           4.9**            Common Stock Purchase Warrant, dated March 3, 1999, by and between the Registrant and MCI WorldCom Venture
                              Fund, Inc.

           4.10**           Common Stock Purchase Warrant, dated March 16, 1999, by and between the Registrant and Microsoft Corporation.

           4.11**           Warrant to Purchase Shares of Common Stock, dated March 31,
                              1999, by and between Registrant and GATX Capital
                              Corporation.

           4.12**           Warrant Purchase Agreement, dated as of April 6, 1999, by
                              and between Registrant and MCI WorldCom Venture
                              Fund, Inc.

           4.13**           Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and MCI WorldCom Venture Fund, Inc.

           4.14**           Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and U.S. Telesource, Inc.

           4.15**           Common Stock Purchase Warrant, dated April 5, 1999, by and among the Registrant and Cisco Systems Capital
                              Corporation.

           4.16**           Rights Agreement, dated April 2, 1999, by and among
                              Registrant and American Securities Transfer & Trust, Inc.

           4.17***          Indenture, dated as of April 23, 1999, by and between the
                              Registrant and State Street Bank and Trust Company of
                              California, N.A., as trustee, including form of the
                              Registrant's 12 3/4% Senior Notes due 2009, Series A and
                              form of the Registrant's 12 3/4% Senior Notes due 2009,
                              Series B.

           4.18***          Notes Registration Rights Agreement, dated as of April 23,
                              1999, by and among the Registrant and Merrill Lynch & Co.,
                              Merrill Lynch, Pierce Fenner & Smith Incorporated, Salomon
                              Smith Barney Inc. and Chase Securities Inc.

           4.19***          Pledge and Escrow Agreement, dated as of April 23, 1999,
                              from the Registrant as Pledgor to State Street Bank and
                              Trust Company of California, N.A., as trustee.

         EXHIBIT NO.        DESCRIPTION
    ---------------------   -----------
           4.20****         Amendment No. 1 to Warrant Agreement, dated as of August,
                              1999 between the Registrant and State Street Bank and
                              Trust Company of California, N.A.

           5.1              Opinion of Brobeck, Phleger & Harrison LLP.

          23.1              Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants.

          23.2              Consent of Brobeck, Phleger & Harrison LLP. Reference is
                              made to Exhibit 5.1.

          24.1+             Power of Attorney.

------------------------

  + Previously filed.

   * Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (file No. 333-59393) and incorporated herein by reference.

  ** Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-72409) and incorporated herein by reference.

 *** Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-82637) and incorporated herein by reference.

**** Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-82867) and incorporated herein by reference.